==============================================================================

                    As filed with the Securities and Exchange
                         Commission on January 2, 2002

                            Registration No. 333-____

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM SB-2
                              REGISTRATION STATEMENT
                                       Under
                            The Securities Act of 1933

                                   DATAMEG CORP
                 (Name of registrant as specified in its charter)

                                     New York
                            (State or Jurisdiction of
                          incorporation or organization)


                          9995                   133134389
                    Primary Standard           (IRS Employer
                Industrial Classification    Identification No.)
                       Code Number


                                10800 Sikes Place
                                    Suite 300
                               Charlotte, NC 28277
                                 (704) 849-7690
         (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)


                                     Ron Dove
                                 10800 Sikes Place
                                    Suite 300
                                Charlotte, NC 28277
                                  (704) 849-7690
                 (Name, address, including zip code, and telephone
                  number, including area code, of agent for service


                                     COPIES TO:
                                 James G. Dodrill II
                     The Law Office of James G. Dodrill II, PA
                                 3360 NW 53rd Circle
                              Boca Raton, Florida 33496
                                   (561) 862-0529
                         Facsimile (561) 862-0927


==============================================================================

        Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).

--------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE                        |
--------------------------------------------------------------------------------------------------
                                    |               |  Proposed   |   Proposed    |              |
Title of                            |               |  maximum    |   maximum     |              |
each class                          | Amount        |  offering   |   aggregate   | Amount of    |
of securities                       | to be         |  price per  |   offering    | registration |
to be registered                    | registered    |  share(1)   |   price       | fee          |
------------------------------------|---------------|-------------|---------------|--------------|
Common Stock                        |  21,500,000   |   $0.115    | $2,472,500    |  $  590.93   |
$.01 par value to be sold by        |               |             |               |              |
selling shareholders                |               |             |               |              |
------------------------------------|---------------|-------------|---------------|--------------|
Common stock to be sold             |   5,000,000   |   $0.115    | $  575,000    |  $  137.43   |
by the Company                      |               |             |               |              |
------------------------------------|---------------|-------------|---------------|--------------|
common stock underlying             |   2,000,000   |   $1.13     | $2,260,000    |  $  540.14   |
certain currently                   |               |             |               |              |
unexercised warrants issued         |               |             |               |              |
by the Company                      |               |             |               |              |
------------------------------------|---------------|-------------|---------------|--------------|
TOTAL                               |  28,500,000   |             | $5,307,500    |  $1,268.50   |
------------------------------------|---------------|-------------|---------------|--------------|

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
---------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

                               DATAMEG CORP.

This prospectus relates to the issuance of:

(a) Up to 2,000,000 shares of our common stock, $0.01 par value upon exercise of some or all of our outstanding warrants all of which are currently held by Quantum Advanced Technologies, Inc. ("QAT"),

(b) Up to 15,000,000 shares of our common stock that is currently held by former shareholders of North Electric Company, Inc.

(c) Up to 5,000,000 shares of our common stock that may be received by North Atlantic Partners LLC ("North Atlantic") pursuant to an Equity Line of Credit,

(d) Up to 1,500,000 shares of our common stock that is currently held by North Atlantic, and

(e) Up to 5,000,000 shares of our common stock that we may offer from time to time at prices and on terms to be determined by market conditions at the time we make the offer.

We will not receive any of the proceeds from the sale of stock issued upon exercise of our warrants or upon the sale of any of our shares by any selling shareholders or North Atlantic. We will however receive proceeds from the sale of our common stock by North Atlantic under the Equity Line of Credit and we will receive the proceeds of any shares of our common stock that we sell directly or from the exercise of any of our outstanding warrants. We will pay all expenses of registration incurred in connection with this offering, but any and all selling and other expenses incurred by QAT, the former shareholders of North Electric Company, Inc. or North Atlantic (collectively referred to as the selling shareholders) when and if any of them wish to sell any of their respective shares of common stock will be paid by the respective selling shareholder.

All shares of common stock are being offered for sale on a "best efforts" basis at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

        North Atlantic is an underwriter within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. North Atlantic will pay us 90% of the market price of our common stock (as determined by a set formula established in the Equity Line of Credit Agreement).

        Our common stock currently trades on the Electronic Bulletin Board under the symbol "DTMG" On December 31, 2001, the closing bid price of the common stock as reported on the Electronic Bulletin Board was $0.11 per share.

With the exception of North Atlantic, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        PURCHASE OF THESE SECURITIES INVOLVES RISKS.  See "Risk
Factors" on page 7.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      The date of this prospectus is January 2, 2002.


                     TABLE OF CONTENTS

                                                      Page
Prospectus Summary                                       3
The Offering                                             4
Summary Financial Information                            6
Risk Factors                                             7
Use of Proceeds                                         16
Determination of Offering Price                         17
Dividend Policy                                         17
Management's Discussion and Analysis of
 Financial Condition and Results of Operations          18
Business                                                24
Description of Property                                 40
Changes in and Disagreements with Accountants           40
Management                                              41
Principal Shareholders                                  44
Selling Shareholders                                    45
Equity Line of Credit                                   46
Certain Transactions                                    49
Plan of Distribution                                    50
Market Price for Common Stock                           52
Description of Securities                               53
Indemnification                                         55
Legal Matters                                           55
Experts                                                 55
Where You Can Find More Information                     56
Index to Financial Statements                           F-1


        As used in this prospectus, the terms "we," "us," "our," "the Company," and "DataMEG" mean DataMEG Corp., a New York corporation. The term "selling shareholder" means Quantum Advanced Technologies, Inc., the former shareholders of North Electric Company , Inc. (all of whom are identified in this Registration Statement) and North Atlantic Partners, LLC all of which are offering to sell their shares of DataMEG common stock which are being registered through this prospectus. The term "common stock" means our common stock, par value $0.01 per share and the term "shares" means the shares of common stock being registered by us through this prospectus.

        You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                         PROSPECTUS SUMMARY

        The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

We are a New York corporation and were incorporated in October 1982 as The Viola Group, Inc. In August 2000 we exchanged 90% of our common stock for 100% of the stock of DataMEG Corporation, a Virginia corporation that was incorporated in January 1999. We subsequently changed our name to DataMEG Corp and are the successor in business operations to DataMEG Corporation, which exists as a wholly owned subsidiary of ours.

We are a development stage technology company focused on developing new technologies, software applications, and products primarily serving the telecommunications sector. We are developing a high-speed data transmission processor that will attempt to use Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity. We refer to this process as a Communications Acceleration System ("CAS"), and have filed patent applications covering this technology. CAS uses our proprietary Tone Frequency Modulation technology that allows for data transmissions over POTS, as well as other existing communications mediums such as ISDN, T1, cable and DSL lines. This product will compete with and sometimes complement, conventional 56K modems, ISDN, T1, cable and DSL lines.

        Besides DataMEG Corporation, we have one other subsidiary: CAS Communications, Inc., of which we own 75%. Additionally, we anticipate that North Electric Company, Inc. will become a wolly owned subsidiary following the effectiveness of this registration statement. CAS Communications was formed in August 2001 to commercialize our CAS technology. We executed a merger agreement with North Electric Company, Inc. in Raleigh, North Carolina on December 10, 2001. Under the merger agreement, the merger will become effective on the first date on which: (a) this Registration Statement is effective and (b) we have funding available in the amount of $2,500,000. North Electric Company, Inc., is a communications networking-solutions company located in North Carolina's Research Triangle. North Electric Company, Inc.'s mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. North Electric Company, Inc. will focus on bringing products to the telecommunications sector that serve to address specific industry needs and will partner or collaborate as appropriate to leverage or maximize the value proposition implicit in these products. North Electric Company ,Inc.'s intellectual property will be transferred to us after we have raised funding totaling ten million dollars ($10,000,000) for their operations.

        Our principal executive offices are located at 10800 Sikes Place, Suite 300, Charlotte, North Carolina 28277 and our telephone number is (704) 849-7690.

  The Offering

This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of DataMEG. The selling stockholders consist of:

(a) Quantum Advanced Technologies, Inc. ("QAT"), which intends to sell up to 2,000,000 shares of our common stock, $0.01 par value upon exercise of some or all of our outstanding warrants, all of which are currently held by QAT,

(b) The former shareholders of North Electric Company, Inc. which intends to sell up to 15,000,000 shares of our common stock, and

(c) North Atlantic Partners LLC, which intends to sell up to 5,000,000 shares of our common stock to be issued under an Equity Line of Credit Agreement, dated December 19, 2001, and which intends to sell up to 1,500,000 shares of our common stock which it currently holds

Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to North Atlantic Partners, LLC shares of common stock for a total purchase price of $2.5 million. North Atlantic Partners, LLC will purchase the shares of common stock for a 10% discount to the prevailing market price of our common stock. North Atlantic Partners, LLC intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

This offering also relates to the sale of up to 5,000,000 shares of our common stock by us that we may offer from time to time at prices and on terms to be determined by market conditions at the time we make the offer.



Risk Factors...........The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."


Common Stock Outstanding(1) Before Offering:    55,227,831 (1) shares

Common Stock Outstanding After Offering:        67,227,831 (2) shares


Use of Proceeds........
                       We will not receive any of the proceeds from the sale of stock by any of the selling shareholders. Any proceeds we receive under the Equity Line of Credit or from the sale of any shares sold by us will be used for payment of the cash portion of the North Electric Company acquisition and for general corporate purposes.


Dividend Policy........

                       We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.


NASD Electronic Bulletin Board Symbol:    DTMG


(1) Based on shares outstanding as of December 21, 2001.

(2) Assumes that all warrants are exercised, that all shares registered by this prospectus are issued under the equity line of credit and that we are able to sell all shares offered through this prospectus.


Risk Factors

        The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face below. Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 14.


SUMMARY FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.


                                        Year ended     From Inception   Nine months      Nine months     Cummulative
                                        December     (January 13, 1999)    ended            ended        since inception
                                        31, 2000      thru December 31, September 30,    September 30,   (January 13,
                                                      1999               2001             2000            1999) thru
                                                                        (unaudited)      (unaudited)     September 30,
                                                                                                         2001(unaudited)

STATEMENT OF OPERATIONS DATA:
Total Revenue                          $         -    $          -     $          -      $         -     $          -
                                        ==========     ===========      ===========       ==========      ===========
Gross Profit                           $         -    $          -     $          -      $         -     $          -
                                        ==========     ===========      ===========       ==========      ===========
Net Loss                               $(6,783,550)    $(1,046,928)     $(2,329,485)     $(3,337,080)    $(10,159,963)
                                        ==========     ===========      ===========       ==========      ===========


                                          As of           As of
                                       December 31,    September 30,
                                           2000            2001
                                                       (unaudited)

Balance Sheet Data
Cash and cash equivalents             $         15    $      14,041
Total current assets                  $         15    $      14,041
Total assets                          $    174,069    $     171,439
Total current liabilities             $    733,508    $   1,046,633
Total stockholders' deficit           $ (1,768,344)   $  (  888,503)
Total liabilities and stockholders'
deficit                               $    174,069    $     171,439




                            RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

CERTAIN IMPORTANT FACTORS MAY AFFECT OUR ACTUAL RESULTS AND COULD CAUSE THOSE RESULTS TO DIFFER SIGNIFICANTLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS OR OTHERWISE MADE BY US OR ON OUR BEHALF. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED TO BE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVES OF THOSE WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS AS TO OUR INTENT, BELIEF OR EXPECTATIONS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE RISKS DETAILED BELOW OR ELSEWHERE IN THIS PROSPECTUS, OR DETAILED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS" ON PAGE 14.

        Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES.

We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $10,159,963 as of September 30, 2001. We incurred a net loss of $2,329,485 for the nine months ended September 30, 2001 as compared with a net loss of $3,337,080 for the nine months ended September 30, 2000. Such losses have resulted principally from expenses incurred from general and administrative costs and research and development costs incurred during our development efforts. The continued development of our business will require the commitment of substantial resources. The amount of net losses and the time required for us to reach profitability are uncertain. There is no assurance that we will ever generate revenue from our products or achieve profitability.

WE DO NOT HAVE ADEQUATE FUNDS TO EXECUTE OUR BUSINESS PLAN.

        Our operations have never generated any revenues. Presently, we do not have adequate cash from operations or financing activities to meet our long term needs. As of September 30, 2001 our current liabilities totaled $1,046,633. We do not have sufficient cash to pay these obligations. If this offering is unsuccessful we expect that we will seek alternative financing. There is no assurance that any such alternative financing will be available on terms acceptable to us, or at all. Based upon our present operating expenses, and the commitment of our executive officers and consultants to accept shares of our common stock in lieu of cash payments, and if no revenues are generated from operations or other sources, if we were unable to raise any funds through this offering of under the Equity Line of Credit we believe we will be able to operate for a minimum of three months.

OUR AUDITORS HAVE EXPRESSED CONCERN ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        Our independent certified public accountants have issued their report dated April 2, 2001 on our financial statements as of December 31, 2000 and for the year then ended, which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern. Among the reasons cited by the independent public accountants for their doubt are the facts that we have suffered a significant loss from operations and have a net capital deficiency. Our ability to continue as a going concern is dependent upon our ability to raise additional funds. If this offering is unsuccessful there is no assurance that we will be able to raise sufficient funds to continue as a going concern.

WE ARE DEPENDENT ON THE SUCCESS OF OUR TECHNOLOGIES.

        We are entirely dependent on the success of our various technologies and their future applications, and future growth in revenues depends on the commercial success and acceptability of these products. There can be no assurances that we will be successful in completing the development or introduction of any of our products. Failure of current or planned products to operate as expected could delay or prevent their adoption.

WE HAVE LIMITED HISTORICAL FINANCIAL DATA.

        We have limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends from prospective joint development of applications of CAS and those projects earmarked for development through North Electric Company, Inc., and a high percentage of our expenses are and will continue to be fixed such as compensation, research and development and sunk administrative expenses. Investors should consider the risks and difficulties frequently encountered by companies like ours that are involved in new and rapidly evolving markets. Our ability to sell products, and the level of success, if any, we achieve, depends, among other things, on the level of demand for our technologies.

THE MERGER WITH NORTH ELECTRIC COMPANY, INC. MAY NEVER BE CONSUMMATED.

        Although we executed a merger agreement with North Electric Company, Inc. on December 10, 2001, the merger will not close until the first date on which both of the following conditions have been met: (a) the Securities and Exchange Commission declares effective the SB2 Registration Statement registering the Stock Consideration and
(b) DataMEG shall have funding available in the amount of two million five hundred thousand dollars ($2,500,000). If we are unable to raise these funds the merger will not be consummated. Additionally, if we fail to meet this obligation the former shareholders of North Electric Company, Inc. will be entitled to retain a portion of the shares of our common stock they are receiving under the merger agreement according to a formula set forth in the merger agreement.

WE MAY NEVER GAIN OWNERSHIP OF THE INTELLECTUAL PROPERTY HELD BY NORTH ELECTRIC COMPANY, INC.

        The merger agreement with North Electric Company, Inc. provides that the intellectual property held by North Electric Company, Inc., which is their only asset, will not be transferred to us until we have provided North Electric Company, Inc. with a total of ten million dollars ($10,000,000) in funding. We are required to provide this funding in monthly installments of four hundred thousand dollars ($400,000) and all ten million must be provided within twenty-four months of this prospectus being declared effective. If we are unable to raise these funds the intellectual property will not be transferred. Additionally, if we fail to meet this obligation the former shareholders of North Electric Company, Inc. will be entitled to retain a portion of the shares of our common stock they are receiving under the merger agreement according to a formula set forth in the merger agreement.

EVEN IF OUR MERGER WITH NORTH ELECTRIC COMPANY, INC. IS NOT
CONSUMMATED, THE FORMER SHAREHOLDERS OF NORTH ELECTRIC COMPANY, INC. WILL BE ENTITLED TO RETAIN A SIGNIFICANT AMOUNT OF OUR COMMON STOCK.

        The shares of our common stock which we are exchanging for the outstanding shares of North Electric Company, Inc. are subject to a "lock up" and "leak out" agreement under which the shares become "vested" in the individual shareholders over approximately a two year period. If the merger is not consummated due to our inability to raise the funds required by the merger agreement, the shareholders will be entitled to retain any shares that have "vested" at the time the agreement is terminated. The lock up agreement provides that the first twenty-five percent (25%) of the shares shall be deemed vested upon effectiveness of this registration statement.

WE MUST RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES.

        If we do not respond rapidly to technological changes, our product concepts could become obsolete. The market for both high speed access technologies and those products within the telecommunications sector that deploy, monitor, and manage next generation advanced networks is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing and other difficulties that could delay or prevent our development, introduction or marketing of new products and applications relating to both CAS and those of North Electric Company, Inc.

UNAUTHORIZED PARTIES MAY ATTEMPT TO USE OUR PRODUCTS OR TECHNOLOGY.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

WE MAY REQUIRE ADDITIONAL FINANCING.

At September 30, 2001, we had current assets of approximately $14,041. To assist us in our cash flow requirements we may determine, depending upon the prevailing stock price of our shares, to seek subscriptions from the sale of our securities to private investors, although there can be no assurance that we will be successful in securing any investment from private investors at terms and conditions satisfactory to us, if at all. Based upon our present liquid resources and our present operating expenses, and if no revenues are generated from operations or other sources, we believe we will be able to operate for a minimum of three months. If additional funds are required, but cannot be raised, it will have an adverse effect upon our operations. To the extent that additional funds are obtained by the sale of equity securities, our stockholders may sustain significant dilution.

WE MAY BE INVOLVED IN LITIGATION.

        We could become subject to litigation decisions regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights.

WE HAVE BEEN DEPENDENT ON LOANS FROM OUR PRESIDENT, DIRECTORS AND
SHAREHOLDERS IN ORDER TO PAY OPERATING EXPENSES

        In order for us to pay our operating expenses, including office rents, communication expenses, accounting and bookkeeping fees, printing and EDGAR preparation costs, publication costs, and other general and administrative expenses, we have been dependent upon funds provided by non-interest bearing loans from our President, directors and shareholders. Additionally, we continue to be dependent upon the willingness of our President and directors and consultants to accept shares of our stock as compensation for continued services to us, which services we consider to be valuable and necessary to our continued operations.

WE FACE INTENSE COMPETITION

        We face intense competition for customers because the market for providing our technology is highly competitive. Our competitors consist of several well established companies, the substantial majority of which have significantly greater financial resources than we do, longer operating histories, well established reputations, and marketing and sales networks, and greater management and technical resources.

        The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render our existing or future products obsolete. In developing our products, we have made, and will continue to make, assumptions about the standards that may be adopted by users. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our existing application premises obsolete.

POTENTIAL ACQUISITIONS

        Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could: issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assests; or incur large and immediate write-offs.

        Our operation of any acquired business will also involve numerous risks, including: problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers; risks associated with entering markets in which we have no or limited prior experience; and potential loss of key employees, particularly those of the purchased organizations. Shareholders will not vote on any potential acquisitions (unless required by NASDAQ regulations or applicable law) nor have the opportunity to review any potential acquisition candidate.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS

        We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

IF WE ARE UNABLE TO MEET NASDAQ STOCK MARKET LISTING REQUIREMENTS, YOUR ABILITY TO BUY OR SELL THE COMMON STOCK MAY BE IMPACTED

        Our common stock does not meet the current Nasdaq listing requirements for the SmallCap(R) Market. If we are unable to satisfy Nasdaq's requirements for listing, trading, if any, the common stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us, and lower prices for our securities than might otherwise be attained.

OUR COMMON STOCK IS DEEMED TO BE A "PENNY STOCK" WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

        Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities
Exchange Act of 1934. Penny stocks are stock:

         -    With a price of less than $5.00 per share;

         -    That are not traded on a "recognized" national exchange;

         - Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         - In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

        Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE DO NOT CURRENTLY HAVE ADEQUATE PERSONNEL TO MEET OUR LONG TERM
BUSINESS OBJECTIVES AND BELIEVE THAT OUR BUSINESS AND GROWTH WILL
SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN QUALITY KEY PERSONNEL THAT ARE IN HIGH DEMAND.

        As of the date of this prospectus we and our subsidiaries (including North Electric Company, Inc.) have hired a total of thirteen people who are either employees or independent contractors. Of these, nine are focused on product engineering and development and four serve in administrative and senior management capacities. Our growth and success is in good part dependent on our ability to hire highly qualified individuals in these areas as well as managerial, sales and operational personnel. All of these individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.

WE ARE DEPENDENT ON THE SERVICES OF OUR PRESIDENT.

        Our success largely depends on the efforts and abilities of key executives and consultants, including Andrew Benson, our President and Chairman of our Board of Directors. Mr. Benson maintains responsibility for our overall corporate strategy, including acquisitions. The loss of the services of Mr. Benson could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Benson.

WE MAY BE UNABLE TO MANAGE OUR GROWTH.

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

- Implement changes in certain aspects of our business;

- Enhance our information systems and operations to respond to increased demand;

- Attract and retain qualified personnel; and

- Develop, train and manage an increasing number of management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

OUR BOARD OF DIRECTORS HAS THE POWER TO ISSUE ADDITIONAL SECURITIES WITHOUT THE CONSENT OF SHAREHOLDERS.

        Our Board of Directors has the power, without the consent of the shareholders, to issue additional shares of common stock or preferred stock for such consideration as may be permitted under New York law. Preferred stock may be issued with preferences or rights as to dividends, voting or liquidation which are superior to those of holders of common stock, see "Description of Securities."

POSSIBLE ISSUANCE OF PREFERRED STOCK

        Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), with designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT.

         The sale of shares pursuant to the Equity Line of Credit may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. Accordingly, the lower our stock price, the greater dilution our existing stockholders would experience.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

         The 5,000,000 shares of common stock to be issued under the Equity Line of Credit will be issued at a 10% discount to the average of the three lowest closing bid prices for the 10 days immediately following the Put Notice requesting funding from North Atlantic. These discounted sales could cause the price of our common stock to decline.

THE SELLING SHAREHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

         The selling shareholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 18,500,000 of common stock, the number of shares being registered in this offering, excluding those shares to be acquired under the Equity Line of Credit, for the selling shareholders, may be sold. Such sales may cause our stock price to decline.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE.

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED.

         We are dependent on external financing to fund our operations. We expect that the equity line of credit will meet our financing needs in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to: (i) our ability to obtain a meaningful degree of consumer acceptance for our products and future products, (ii) our ability to market our products and future products at competitive prices, (iii) our ability to develop brand-name recognition for our products and future products, (iv) our ability to develop and maintain an effective sales network, (v) our success in forecasting demand for our products and future products, (vi) our ability to maintain pricing and thereby maintain adequate profit margins, (vii) our ability to achieve adequate intellectual property protection for our products and future products and (viii) our ability to obtain and retain sufficient capital for future operations.

        The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will market and provide products on a timely basis, that we will retain our customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

        Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of securities being offered by our selling shareholders. We intend to use the proceeds from the sale of any of the 2,000,000 shares underlying the warrants and the 5,000,000 shares we are offering for sale as well as any proceeds we receive under the Equity Line of Credit to fund: 1) working capital needs including trade payables, salaries, consulting fees, and hardware to be used in product development primarily related to North Electric Company, 2) the cash consideration included in the North Electric Company acquisition, and 3) general working capital requirements and obligations of the company prior to the North
Electric acquisition.   However, with the exception of shares to be
sold under the Equity Line of Credit, there can be no assurance that all or any portion of these shares will be sold.

        Additionally, we will receive proceeds from the sale of shares of our common stock to North Atlantic Partners, LLC under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 90% of the average of the lowest three closing bid prices of our common stock during the ten day pricing period for each draw down of funds.

        If we are able to sell all of the shares we are offering by this prospectus, draw down the full amount of the equity line of credit and all shares underlying the warrants are purchased, we will receive gross proceeds of $ 5,410,000.

        For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received from the various means described in this prospectus. The table assumes estimated offering expenses of $50,000. See breakout section in back

------------------------------------------------------------------------------------------
Gross Proceeds:                 $1,500,000      $2,500,000      $5,000,000      $7,500,000
------------------------------------------------------------------------------------------
Net Proceeds:
------------------------------------------------------------------------------------------
Use of Proceeds:                  Amount:         Amount:         Amount:         Amount:
------------------------------------------------------------------------------------------
Repayment of Debt(1):           $  120,000      $  120,000      $  120,000      $  120,000

Acquisition of North Electric   $  400,000      $  400,000      $  400,000      $  400,000

Research and Development:       $  715,000      $1,445,000      $3,230,000      $5,025,000

Sales and Marketing:            $  120,000      $  235,000      $  610,000      $1,050,000

Administrative :                $  145,000      $  300,000      $  640,000      $  905,000
------------------------------------------------------------------------------------------

(1) The debt to be repaid with the net proceeds to be received under the Equity Line of Credit consists of a loan in the principal amount of $120,000, plus interest which is due on April 15, 2002, but must be repaid with the first funds drawn down under the Equity Line of Credit. The proceeds of the loan are anticipated to be received on January 2, 2002 and $40,000 of these proceeds are being used to pay the legal expenses associated with this registration statement.

DETERMINATION OF OFFERING PRICE

        The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale.

DIVIDEND POLICY

        It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

        We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL

Management's discussion and analysis of financial condition and results of operations except for the historical information are contained herein. We wish to caution you that certain matters discussed in this Report on Form SB2 constitute forward-looking events or statements that involve risks and uncertainties. The Company's actual results could differ materially from those stated or implied due to a number of factors, including without limitation those discussed under the caption "Factors That May Affect Future Results".

DataMEG Corp., formerly The Viola Group, Inc., a New York Corporation and its wholly-owned subsidiary, DataMEG Corporation (the "Company") is a development stage enterprise. The Company, up to December 2001, has been a technology development enterprise focused solely on introducing to the marketplace a technology it has developed, which it has termed Communications Acceleration System (CAS). CAS is a high-speed data transmission processor that uses, primarily, Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity.

In August 2000, DataMEG Corporation (the "Subsidiary") consummated a share exchange with a public company, The Viola Group, Inc., which has since changed its name to DataMEG Corp. (the "Parent"). In the share exchange the Subsidiary exchanged all its outstanding shares for 90% of the issued and outstanding voting common stock of the Parent. As a result of the transaction, the pre-exchange stockholders of the Parent owned in the aggregate, 3,300,007 shares as of the date of the share exchange. The pre-exchange stockholders of the Subsidiary owned, as a result of the share exchange, 90% of the issued and outstanding common stock of the Parent, equaling approximately 29,700,627 shares as of the date of the share exchange. As a result of the merger, the Subsidiary became the operating company. The financial statements discussed are those of the Subsidiary, with adjustments to reflect the changes in equity structure resulting from the share exchange. The company operates under the name of DataMEG Corp. and trades under the symbol DTMG on the OTC-BB.

On September 13, 2001 the Company created CAS Communications, Inc., a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. The Company will continue to own the intellectual property but the new entity will receive an exclusive license. CAS Communications issued 6,666,666 shares to a minority owner and 20,000,000 Shares to the Company, which represents 75% ownership of the new entity with the minority owner owning the remaining 25%, which will be reflected as minority interest. The Company intends to distribute on a pro-rata basis the 20,000,000 Shares to Company shareholders

On October 4, 2001 we announced the execution of a term sheet that calls for the acquisition of North Electric Company, Inc. in Raleigh, North Carolina. On December 10, 2001, we announced the signing of a
definitive merger agreement with North Electric Company.   The merger
agreement provided for us to issue fifteen million (15,000,000) shares of our common stock and pay a total of four hundred thousand dollars ($400,000) in exchange for all outstanding shares of North Electric Company, Inc. The stock consideration is being held in escrow and will be exchanged, and the merger closed, on the first date on which this registration statement has been declared effective and we have a total of two million five hundred thousand dollars ($2,500,000) in funding available for North Electric. Under the merger agreement, North Electric Company, Inc.'s only asset, its intellectual property, is also being held in escrow and will not be transferred to us until we have provided North Electric with a total of ten million dollars ($10,000,000) in funding. North Electric Company, Inc. is a communications networking solutions company located in North Carolina's Research Triangle. North Electric Company's mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. This group will focus on bringing products to the telecommunications sector that serve to address specific industry needs and will partner or collaborate as appropriate to leverage or maximize the value proposition implicit in these product markets.

>From DataMEG Corp.'s inception in January 1999 through September 30, 2001, operating activities consisted primarily of research and development, product design, and development and testing of the CAS technology. During this period, DataMEG Corp. has focused on developing this technology using its internal resources and other external product development-engineering firms. Since inception, DataMEG Corp. has incurred operating losses, and as of September 30, 2001, had an accumulated deficit of $10.2 million. DataMEG Corp. has not realized any operating revenue nor has it achieved profitability on a quarterly or annual basis. While DataMEG Corp. is developing and plans to introduce future products, there can be no assurance that it will be successful in these efforts.

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND QUARTER AND THREE MONTHS ENDED JUNE 30, 2001

The Company continued its policy through the third quarter of 2001 of conserving capital by rigorously controlling general and administrative expenses and directing both financial and human resources towards validating, both technically and commercially, the CAS technology.

Management also pursued efforts on stabilizing its financial condition through efforts to access both private and public sources of funding. Of note, management elected to waive the Company's salary obligations for the full quarter ending September 2001. These efforts are reflected in the quarterly results and further discussion in the Current Developments section that follows.

Revenues for the three months ended and year to date September 30, 2001 were $0 (zero) as well as for the corresponding periods in the prior year.

Cost of Revenues for the three months ended and year to date September 30, 2001 were $0 (zero) as well as for the corresponding periods in the prior year.

Net loss for the three months ended September 30, 2001 was approximately $705,000 compared to a loss of approximately $535,000 for the three months ended June 30, 2001. The increase in the net loss was primarily attributable to an increase in expenses relating to R&D of $269,000, and increases in expenses related to legal fees regarding litigation and acquisition of $94,000, an increase of expenses related to loss on acquisition fees of $74,000 offset by decreases in expenses related to salaries of $130,000, accounting $28,000, security $37,000 and an overall decrease of various general and administrative expenses of $9,000. Expenses, and therefore the net loss, for the three months ended September 30, 2001 were concentrated in the areas of R&D, legal fees, consulting, security, and accounting. The Company expects that there will be no expenses relating to security in the fourth quarter of 2001.

Net loss for the three months ended September 30, 2001 was approximately $705,000 compared to a loss of approximately $2,604,000 for the three months ended September 30, 2000. The significant decrease in the net loss was primarily attributable to decreases in consulting fees of $2,076,000 related to a search for an acquirer for the Company in 2000, decreases in salary of $240,000, R&D of $13,000 and offsetting increases of security fees of $139,000, legal fees of $129,000 and accounting fees of $18,000.

Research and development expenses were approximately $269,000 for the three months ended September 30, 2001 compared to approximately $21,000 for the prior quarter and $139,000 for the same period ended in the prior year. The increase in expenses was primarily due to increased costs associated with non-recurring engineering costs incurred in 2001. Research and development cost in 2001 were for prototype expenses for the design and development and third party evaluation of the CAS technology. Research and development is essential to DataMEG Corp.'s future success and it expects that the amounts for research and development expenses will remain constant in future periods.

In 2001, the Company entered into agreements with several vendors to provide contract accounting services, temporary operations management services and corporate legal services. The Company agreed to issue the vendors unrestricted shares of stock in lieu of cash compensation and for reimbursed expenses. The Company issued 225,515 shares in the period May through August of 2001 and recorded a charge to the Statement of Operations for consulting fees, legal fees and accounting fees in the amount of $238,000 for the nine months ended September 30, 2001 and recorded a liability of approximately $9,000 as of September 30, 2001 which was subsequently paid by the issuance of unrestricted shares of stock in October and November 2001. It is anticipated that there will be additional fees related to accounting, operations management and corporate legal services in the future.

In 2001, the Company entered into agreements with several technical consultants to provide assistance with the research and development of the CAS technology. The company agreed to issue the vendors unrestricted shares of stock in lieu of cash compensation. The Company issued 325,000 shares and recorded a charge to the Statement of Operations for R&D in the amount of $277,000 for the nine months ended September 30, 2001 and recorded a liability of approximately $71,000 and a liability to issue stock in the amount of $12,500 as of September 30, 2001. It is anticipated that there will be additional fees related to research and development in the future.

In December 2000 the Company entered into an agreement with a vendor to provide security services for the property and key employees of the Company as a result of threats to property and persons in December 2000 and the first nine months of 2001. The Company agreed to issue the Vendor unrestricted shares of stock in lieu of cash compensation. The Company issued an additional 100,000 shares in July 2001 and recorded a charge to the Statement of Operations in the amount of $138,000 for the three months ended September 30, 2001 and reduced prepaid compensation as a reduction of stockholder equity to $0 as of September 30, 2001 and recorded a liability in the amount of approximately $9,000 as of September 30, 2001 which was paid in full through the issuance of unrestricted shares in October and November 2001. It is anticipated that there will be a significantly reduced need for security services in the fourth quarter of 2001.

Compensation paid and accrued to an officer and other employees was approximately $0 for the three months ended September 30, 2001 compared to $290,000 for the same period in the prior year. An officer and an employee elected to waive all compensation per their employment agreements for the third quarter of 2001. As of September 30, 2001, the Company was indebted to officers and stockholders in the amount of $25,799 for expenses incurred on behalf of the Company. As of September 30, 2001, no officer, employees or stockholders were indebted to the Company.

General and administrative expenses were approximately $434,000 for the three months ended September 30, 2001 compared to approximately $2,464,000 for the same period in the prior year. The decrease in expenses reflects the decrease of costs related to consulting fees, compensation, accounting, legal and other various expenses as previously noted.

Cash provided by operating activities for the nine months ended September 30,2001 was approximately $30,000. Cash used in investing activities was approximately $17,000 for the nine months ended September 30, 2001. Cash provided by financing activities was approximately $1,200 for the nine months ended September 30, 2001.

Net loss for the nine months ended September 30, 2001 was approximately $2,329,000 compared to a loss of approximately $3,337,000 for the nine months ended September 30, 2000. The decrease in the net loss was primarily attributable to decreases in consulting of $2,086,000, decrease in salaries of $229,000, decreases in various general and administrative expenses of $43,000 and increases in accounting and legal fees of $298,000, increases of R&D of $190,000 and increases in security expense of $516,000, increase in loss on acquisition fee of $74,000, an increase in travel and lodging expenses of $272,000 due a high level of activity during the first quarter of 2001 relating to the demonstrating the CAS technology to prospective business partners.

DataMEG Corp. continued to finance its operations in the third quarter of 2001 primarily through issuance of capital stock in lieu of compensation to vendors. The Company has been successful to date with cash infusions from capital stock sales and other debt obligations. DataMEG Corp.'s ongoing ability to access capital may or may not diminish depending on market conditions. DataMEG Corp. believes that the current cash, cash equivalents may not be sufficient to meet anticipated cash needs for working capital and capital expenditures for the next twelve months. Management continues to prioritize the securing of financing that optimizes both Company and shareholder interests.

YEAR END DECEMBER 2000 COMPARED TO YEAR END DECEMBER 1999

        Revenues for the year ended December 31, 2000 were $0 (zero) as well as for the corresponding period in the prior year. No revenues were reported for the three-month period ending December 31, 2000 as well as for the corresponding period in the prior year.

        Cost of Revenues for the year ended December 31, 2000 were $0
(zero) as well as for the corresponding period in the prior year. None were reported for the three-month period ending December 31, 2000 as well as for the corresponding period in the prior.

        Research and development expenses were approximately $494,000 for the year ended December 31, 2000 compared to approximately $169,000 for the same period in fiscal 1999. The increase in expenses was primarily due to increased costs associated with non-recurring engineering costs and an increase in prototype expenses for the design and development of the CAS technology. Research and development is essential to DataMEG Corp's future success and it expects that the amounts for research and development expenses will remain constant in future periods.

        Compensation paid and accrued to officer and other employees was $984,000 for the year ended December 31, 2000 compared to $574,000 for the same period in fiscal 1999. As of December 31, 2000, the Company was not indebted to any officers and stockholders for expenses incurred on behalf of the Company and unpaid compensation. As of December 31, 2000, an officer and stockholder was indebted to the Company in the amount of $347,014 and two employees and shareholders were indebted to the Company in the amount of $306,983 related to stock subscriptions receivable. Stock was issued for compensation and for reimbursements of amounts paid on behalf of DataMEG Corp. for approximately $795,000.

        General and administrative expenses were approximately $6,282,000 for the year ended December 31, 2000 compared to approximately $886,000 for the same period in fiscal 1999. The increase in general and administrative expenses was primarily attributable to increases in 1)consulting fees of approximately $4,240,000, 2) officer and employee salaries of $384,000, 3) legal fees primarily related to litigation and patent applications equal to $620,000 and 4)accounting and audit fees increases of $175,000 offset slightly by expense reductions in miscellaneous items. The increase in expenses reflects the expenses necessary to support increased levels of business activities. Of the $4,240,000 in consulting fees recognized for the year ended December 31, 2000, $3,875,000 was paid in lieu of cash through the issuance of 1,695,000 restricted shares of the Company's common stock. The balance of $365,000 was also paid in lieu of cash through the issuance of unrestricted S-8 shares of the Company's common stock.

        Cash used by operating activities for the year ended December 31, 2000 was approximately $903,000. Cash used in investing activities was approximately $36,000 for the year ended December 31, 2000. Cash provided by financing activities was approximately $938,000 for the year ended December 31, 2000.

RECENT DEVELOPMENTS

DataMEG Corp.'s management continues to devote a substantial part of its time and resources towards the refining of its CAS technology
(CAS). The Company hopes to achieve a design that will ultimately allow for transfer rates in excess of current conventional transmission rates over POTS.

On September 13, 2001 the Company signed an agreement with an effective date of October 11, 2001 with Quantum Advanced Technologies, Inc. (QAT) whereby both the Company and QAT settled any litigation between the two companies and created a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. DataMEG Corp. will continue to own the intellectual property but the new entity, CAS Communications Inc. ("CASC"), will receive exclusive license to provide for the commercialization of the CAS technology. DataMEG Corp. will own 75% of CASC, which will later be distributed to DataMEG Corp.'s shareholders on a pro-rata basis and QAT will own the remaining 25%. As partial consideration, QAT has received options to purchase 2,000,000 of the Company's shares at an exercise price equal to the closing bid price on the day prior the term sheet's execution ($1.13/share). The proceeds from the exercise of these granted options will flow into the Company over a three-year vesting period.

On August 23, 2001 the Company announced the signing of a letter of intent ("LOI") to acquire Net Connection Corp. The terms of the transaction, subject to completion of a definitive agreement and normal due diligence, provided for DataMEG Corp. to purchase the firm with an exchange of stock, with DataMEG Corp. obtaining 100% of the assets of the privately owned firm. Net Connection Corp. is a high-speed telecommunications system integrator, supplying services such as ISDN and DSL to government offices. To date the companies have been unable to move beyond the LOI and the signing of a definitive agreement. DataMEG's management decided to delay ongoing discussions with Net Connection Corp. in order to dedicate its resources towards the completion of its announced acquisition of North Electric Company, Inc. and other nearer term needs.

On October 10, 2001 the Company announced the execution of a term sheet that calls for the acquisition of North Electric Company, Inc. of Raleigh, North Carolina. On December 10, 2001, we announced the signing of a definitive merger agreement with North Electric Company. North Electric Company, Inc. is a communications networking solutions company located in North Carolina's Research Triangle. North Electric Company's mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. This group will focus on bringing products to the telecommunications sector that serve to address specific industry needs and will partner or collaborate as appropriate to leverage or maximize the value proposition implicit in these products.

BUSINESS

GENERAL

        We are a New York corporation and were incorporated in October 1982 as The Viola Group, Inc. In August 2000 we exchanged 90% of our common stock for 100% of the stock of DataMEG Corporation, a Virginia corporation that was incorporated in January 1999. We subsequently changed our name to DataMEG Corp and are the successor in business operations to DataMEG Corporation, which exists as a wholly owned subsidiary of ours.

        We are a development stage technology company focused on developing new technologies, software applications, and products primarily serving the telecommunications sector. We are developing a high-speed data transmission processor that will attempt to use Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity. We refer to this process as a Communications Acceleration System ("CAS"), and have filed patent applications covering this technology. CAS uses our proprietary Tone Frequency Modulation technology that allows for data transmissions over POTS, as well as other existing communications mediums such as ISDN, T1, cable and DSL lines. This product will compete with and sometimes complement, conventional 56K modems, ISDN, T1, cable and DSL lines.

        Besides DataMEG Corporation, we have two other subsidiaries:
CAS Communications, Inc., of which we own 75%. Additionally, we anticpate that North Electric Company, Inc. will become a wholly owned subsidiary following the effectiveness of this registration statement. CAS Communications was formed in August 2001 to commercialize our CAS technology. We executed a merger agreement with North Electric Company, Inc. in Raleigh, North Carolina on December 10, 2001. Under the merger agreement, the merger will become effective on the first date on which: (a) this Registration Statement is effective and (b) we have funding available in the amount of $2,500,000. North Electric Company, Inc., is a communications networking-solutions company located in North Carolina's Research Triangle. North Electric Company's mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. North Electric will focus on bringing products to the telecommunications sector that serve to address specific industry needs and will partner or collaborate as appropriate to leverage or maximize the value proposition implicit in these products. North Electric Company's intellectual property will be transferred to us after we have raised funding totaling ten million dollars ($10,000,000) for their operations.

        Our principal executive offices are located at 10800 Sikes Place, Suite 300, Charlotte, North Carolina 28277 and our telephone number is (704) 849-7690.

DEVELOPMENT OF CAS TECHNOLOGY

        We have been developing our proprietary Communication Acceleration System (CAS) technology since inception in January 1999. CAS is a high-speed data processor that is designed to utilize Plain Old Telephone Service (POTS) as its primary transmission format. We have filed two patents pertaining to the CAS technology, as well as foreign patent protection applications. We expect these filings to result in patent grants some time in the near future.

        The basis of the CAS technology and its proprietary developments include the use of multiple tone-pairs, narrowly spaced in the voice frequency range. The transmission configuration is comprised of the use of short-duration tones, sent and received as data "pointers" to a set data encryption table, rather than sending the data directly. This design is the essence of what we have termed "Tone Frequency Modulation".

        CAS technology is not limited to use over POTS. It is envisioned that CAS may be utilized over other existing transmission mediums such as ISDN, T1, cable and fiber optic networks.

CAS MARKET ANALYSIS:

DESCRIPTION OF PRIMARY INDUSTRY:

        The desire of most users of devices that require some form of communication media for the transmission of data is "Bandwidth on
Demand".    With the current increases in Internet utilization and e-
commerce, many communications organizations and computer component manufacturing concerns are in search of the panacea for providing quick and easy access for Web surfing, e-mailing with mammoth attachments through the Internet, while providing an economically viable solution to remote users and the "last mile" phenomenon.

        While some users have speedy access at work, through T1 or frame-relay lines, other users must opt for technologies such as Integrated Service Digital Networks ("ISDN") or satellite-dish access for swifter transmission of data and Web surfing. Others are using Cable and Digital Subscriber Lines ("DSL"), which are currently faster
than traditional analog modems.   Cable has made substantial in-roads
in the consumer marketplace while DSL is attracting more business users and households not wired for cable. However, the type of access available may be limited by geographical location.

        TeleChoice which tracks the DSL industry, estimates that the number of DSL lines in use in the US is 16 million. Management believes that this method has experienced significant growth since this reporting. The Gartner Group estimates that 55% of U.S. households will still dial up via modem to connect to the Internet in 2004. International Data Corporation predicts worldwide sales of analog modems will be 86.3 million units in 2001, a growth rate of 13.5% over 2000 projections. Furthermore, other research firms place the number of those accessing the Internet globally at around 259 million users, 110 million of which reside in the U.S. It is important to note that over 120 million-residence access lines are in the U.S. and these residences will continue to come on line seeking improved speed, accessibility, and arguably, most important of all, affordability. A March 2000 report by Angus Reid Group of Toronto projects 1 billion internet users by 2005.

COMPETING ACCESS TECHNOLOGIES

CABLE. According to PC World magazine, cable access is in about 20 percent of the 100 million subscribers of cable TV services. The need to install two-way fiber-optic networks is the current limiting factor for increased subscribers to this service. In addition, questions about service, security and scalability keep it from making further in-roads in areas with already established networks. This service provides good downstream results when compared to other access methods; however, upstream transmissions are performed at a slower speed. Cable services cost on average $40 per month. This is inexpensive in comparison to the other choices because users share a
node with other users.   This node can be shared with between 500-5000
users. Therefore, if many users are on-line simultaneously, speed may be less than desired. However, with shared node access, a concern of users is that others may access one's PC. Furthermore, competitive issues as well as single choice of Internet Service Provider may be of concern.

Digital Subscriber Lines (DSL). DSL is delivered over the same copper wire as phone service. Some DSL versions can run at speeds over 100 times faster than standard dial-up. The ubiquity of phone wires makes DSL a good choice for many users. The drawback is that most users cannot get DSL yet. Many of the deliverers (phone companies) of DSL
are still learning how to deploy it.   DSL is not a standard process
as with Cable because it comes in many forms.  There is IDSL (ISDN
DSL) to HDSL (high bit-rate DSL).   Most variations are a form of
ADSL: the "A" stands for "asymmetric" which means that it sends data
faster downstream than upstream to your PC.   This technology has its
roots in phone-line origin and is primarily offered by phone companies. The benefit to this technology is that one can talk and transmit, simultaneously. Pricing for this service ranges from $50 to $800 per month, with one of the major Bell companies charging $190 per month. Furthermore, the DSL modem will cost approximately $99 per installation.

ISDN. ISDN was once the fastest access for the masses; however, it never caught on. Its top speed of 128 kbps provides quicker access than traditional dial-up speeds. This service is provided by phone service providers. We believe that one reason for the lack of acceptance of ISDN is the manner in which its use is charged, the more you use it, the greater the cost. This service is available to 90 percent of the country, a figure that cable and DSL may never match. The service is known for complex installations and newly developed methods provide better connectivity.

Satellites. Satelites are available to anyone who can mount a disk with clear view of the southern sky. This is good news for those who live in remote places where other services are not available. The speeds at which data is transmitted (400kps) are acceptable to these remote users. However, upstream transmissions have oftentimes caused difficulties for the user. Cost for this service is approximately $50 per month plus the installation of the disk.

DRIVERS FOR INCREASED BANDWIDTH:

        Technology and technological advancements are crucial drivers of our economy and they are shaping our society in many ways. Advancements effect everything from personal relationships to how we
choose to spend our leisure time.   It has been stated that the
delivery of many products and services to consumers will undergo dramatic changes during the next decade. Retail space and news circulation, to name a few, are on the verge of trying to re-invent themselves.

        With more businesses moving towards e-commerce distribution channels, the need for improved access speeds is vital to the delivery of goods and services to the e-marketplace. On-line transactions and information transfer are being driven by an insatiable desire of network users, and improved speed will likely increase the number of transactions and increase the benefits derived by companies employing e-commerce.

        It is this new technological frontier driven by the rapid development of the e-commerce marketplace, with a strong desire for quick data access, improved phone services and video applications, which underpins DataMEG's CAS development and marketability.

INDUSTRY CHARACTERISTICS AND TRENDS:

        Management finds the current environment for the telecommunications industry to be very intriguing. Within the domestic and international marketplace, telecommunications service providers are using their enormous capital budgets to bolster competition in the industry and among opposing technologies.

        Improvements to advanced technology networks (ATN), dense wavelength divisions multiplexing and improved MHz processors, are some examples. Fiber optic lines are being installed and mergers of complementary product-lines searching for synergies within product offerings are changing the landscape for high-speed data transmission. However, each new gain achieved that promises improvements is questioned from an operational and cost standpoint as witnessed by the recent market value corrections and concerns by debt rating agencies
of financial leverage levels of many of the telecom giants.   As for
fiber lines, some pundits have stated that "we might have enough from our viewpoint now, but perhaps not the way we will live in the future."

        The current landscape is divided into two market segments: wired and wireless. Within these two segments competition among wired phone, wireless and cable are commonplace. Access to customers, through the often-described "last mile", is causing competitive pressure and much inter-industry competition.

        Within each segment there exists proponents for different digital standards as the industry evolves into a broadband platform. Many providers of network capabilities are studying their options for upgrading or developing new networks, such as data networking based on Internet Protocol (IP), in an attempt to bring broadband access to its existing and prospective customers.

        It is this environment of uncertainty, stemming from lack of digital standards and the constant development of new technologies, which favors technologies that are proven and currently operational.

        The growth of Internet traffic has demanded that communication service providers replace their voice networks with more efficient, data-oriented cell or packet-based networks. However, many billions have already been invested in existing networks, the implication of major shifts in direction arguably is not a feasible option. To further compound this dilemma, data networks, in general, have not achieved the same level of reliability as voice networks. Therefore, equipment providers are racing to develop converged or unified networks that may improve efficiency and reliability.

        On the retail side, the drive for improving broadband access is that consumers are spending more time at home on the Internet, and they are demanding faster and more affordable access speed. The two primary broadband product solutions are cable modems and digital subscriber line technologies. Their primary function is to boost network capacity. Both of these technologies are geared towards the booming residential and business markets that are starving for bandwidth between users and Internet service providers. The outlay for these services typically starts at $40 per month. As these services face further competition, this should drive the cost down somewhat in the future.

        Forrester Research, predicts that one-quarter of all US homes-about 16 million households-will use broadband connections to the Internet by 2002. The distribution calls for 80% of the future residential market to use cable modems and digital subscriber line technology to capture the remainder.

        Cable modems promise connection speeds of up to 30 Mbps.
These modems are sold separately or can be packaged into set-up boxes. A drawback of this technology is that the cable networks are not yet equipped to handle two-way traffic. Only about 30-40% of the infrastructure has been upgraded to support two-way traffic. Until upgrades are complete, cable modems will be limited to specific markets. The rollout of digital cable boxes to replace the analog boxes is fast underway. These boxes provide subscribers with better quality services. Two of the leading manufacturers of digital cable boxes (RoadRunner and At Home Corp.) have signed multibillion-dollar, five-year deals with major cable companies to manufacture affordable digital set-top boxes.

        In the area of switches-the most basic element of communications networks-these computers (switches) which simply convert telephone conversation to digital form and then reconvert them back to analog form are experiencing a decline in demand. These switches were in hot demand as upgrades were made to the telephone networks. With much of this digital upgrading done, most of the service providers are investing in new forms of switches that are better able to handle the vast traffic flowing through their networks. The constant argument against alternative technologies is the quality of service. Voice equipment is known for its reliability to "five nines"-99.999% efficiency rating. Voice networks are almost always available versus data networks, which post almost 21,000 minutes of unavailable time per year.

        It is our view that the major challenge facing this industry is to satisfy the insatiable need for increased capacity within the system as well as improve the quality and breadth of services. We believe that the entire industry is benefiting from the product replacement cycle underway and with new technologies and processes being sustained, improvements are commonplace.

        The global drive underway is to upgrade the telephone networks from analog to digital technology. Digital is being used more and more in copper and wireless networks. Consumers have been benefiting from this move towards digital mobile phones more so than from digital lines in their homes. It has been stated that two-thirds of wireless subscribers use digital phones, while only 10 percent of the access lines in the public network have been converted. This area is slated for much capital expenditure for many years to come.

MARKET SIZE FOR CAS:

        The increase in traffic on the Internet has been incredible. According to International Data Corp (IDC), the total number of Internet users reached almost 110 million in the U.S. alone in 2000 (259 million users worldwide). Concurrent with this growth has been a desire for dependable and economical high-speed access. Over 50% of U.S. households now have a personal computer and U.S. consumers account for 30% of PC's shipped each year. Meanwhile the number of Internet host computers or servers has expanded to approximately 43 million from 3.2 million in 1994. Internet service providers have contributed to traffic growth. Unlimited access has put a strain on the telephone networks that are not yet prepared for an average subscriber being on-line for 55 minutes per day. With high-speed access, this time may be reduced.

        Furthermore, Nokia states that there were over 300 million wireless users in 1998 and they predict that this amount will hit one billion by the year-end 2004. With these users demanding Internet access too, market potential is great for broadband services.

        The target market for CAS intellectual property is the high-speed data service subscribers which can not be served by the current DSL technology. This target market is defined as impaired and/or extended copper loops as well as digital loop carriers (DLC). This market is more than 50% of the 200 million lines in the U.S. as identified in a DSL Forum report, "DSL Anywhere: A paper designed to provide options for Service Providers to extend the reach of DSL into previously un-served areas". At the end of 2000, approximate 1% of U.S. lines (2.1 million) were DSL subscribers.

        The market is large and growing rapidly as evidenced by these estimates for various industry sources:

- TeleChoice, which tracks the DSL industry, estimates that the number of DSL lines in use in the US is 4.5 million lines by year end 2001.

- The Gartner Group estimates that 55% of U.S. households will still dial up via modem to connect to the internet in 2004.

- IDC predicts worldwide sales of analog modems will be 86.3 million units in 2001, a growth rate of 13.5% over 2000 projections.

        Furthermore, other research firms place the number of residences accessing the internet globally at around 259 million users, 110 million of which reside in the U.S. It is important to note that over 120 million-residence access lines are in the U.S. and these residences will continue to come on line seeking improved speed, accessibility, and arguably, most important of all, affordability. A recent report (March 2000) by Angus Reid Group of Toronto projects 1 billion internet users by 2005.

        Many subscribers are currently not eligible for DSL service because they are served by Digital Loop Carriers (DLCs). This number is estimated at 35% of lines currently deployed, and the number of lines served by DLCs is expected to grow to greater than 50% over the next three years.

COMPETITION

        A number of solutions have been developed in the past 12-18 months to offer DSL to subscribers who are not currently DSL-eligible. These solutions are attempting to solve the more difficult problems of long loops (conditioned or non-conditioned), Digital Loop Carriers, and impaired loops. Some of the progressive companies that are making headway in this market using various technologies are Elastic Networks, Catena Networks, OCCAM Networks, MuLOGIC, Paradyne, and Alcatel.

        Paradyne, with their ReachDSL product uses a modified CAP (Carrierless Amplitude Phase) technology. They also reduce the high frequencies used to help eliminate the crosstalk and make the signals less sensitive to high frequency line attenuation. Elastic Networks with their Etherloop product uses a packet based transmission. The technology measures noise and cross talk on the line and adapts transmission power and frequency to minimize the effects of impairments.

        Based on the telecommunications industry market analysis we have performed, there is a large un-served market opportunity for a technology to address impaired and/or extended copper loops, as well as DLC loops. Research has shown that DSL businesses are under great price pressure due to the "loss leader" approach taken by service providers in the DSL market industry. Any solution to these issues must provide superior technological and cost / price advantages to DSL and other competitive transmission solutions, to offset their 1-2 year advantage relating to time in the market.

        The initial CAS research and development schedule focused on designing a technology format with higher data access transmission speeds, exceeding the 56Kbps service over the classical switched "POTS" communication lines. This would include all switched POTS line types such as long loops, impaired loops, and DLC applications. During this initial research, several technological difficulties have been identified. These have hindered our initial projected product to market introduction schedule. The Company has been unable, since inception to mid-year 2001, to acquire the necessary financial and engineering resources, that are necessary to overcome the various technology research and development hurdles that it has faced during this period.

        Research to date has determined that the existing CAS design configuration is incomplete in terms of possessing the necessary design attributes that would allow a CAS product prototype to be linked to existing, conventional network operating systems. To date, the Company has not had the financial resources to expand its research and development of CAS, to the extent where the development of a fully operational product prototype unit was possible. Until the Company is able, and willing, to expend the necessary resources on the development of CAS, and build a product prototype unit that handles the full range of data configurations including randomly selected data, as is typical with conventional data network operating systems, there will be technology development impasses and potential CAS development "unknowns" regarding the capabilities of CAS in a "real world" operating scenario.

        This has resulted in the narrowing of potential CAS applications in the near term, to a defined market opportunity of copper loops where the high-speed data can bypass via a data network or integrate into the PSTN network without using the POTS. This decision, made by Company management, is felt to be in the best interests of DataMEG Corp. and its shareholders, considering the best use of available funding and assets, as a near term strategy. Management believes that the near term goals for DataMEG Corp. need to include the development of products that will provide revenues and earnings for the Company within the next 6 -18 months.

        Continuing research will include CAS intellectual property combined with existing technology techniques such as DSL. There are a large number technology components and modules that address many aspects of the overall challenge that could be used as part of the overall CAS /DSL hybrid approach. The strategy would be to capitalize on low cost and high volume parts to build a competitive solution. Preliminary projections, without significant investment into the Company to fund an expansion of the CAS technology development program, indicate an overall time to market schedule could run out to 28 months. Based on this analysis and coupled with the fact that our research indicates that market entrants currently enjoy a 24 month lead on any potential product, DTMG management has elected to defer this project until we have stabilized our balance sheet and overall financial position. The Company has the capability, through the launch of products that command near term success probabilities, relatively few competitors, and capital requirements, to create revenue earnings that will provide better returns for the Company and its shareholders

        CAS Communications, Inc. (CASC) will be the conduit for the CAS development project from this point forward. CASC management is developing a schedule to review and determine what financing and manpower resources will be required to move the project forward. CASC has already determined that the next development requirement will be the design and manufacture of a CAS product prototype that will handle the full range of transmitted data configurations, including randomly selected data packets, as is typical with conventional data network operating systems.

NORTH ELECTRIC COMPANY, INC.

        North Electric Company, Inc., is a communications networking-solutions company located in North Carolina's Research Triangle. North Electric Company, Inc.'s mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. This group will focus on bringing products to the telecommunications sector that serve to address specific industry needs rather than displace a competing product. Time to market, critical mass for the market served and an immediately exploitable client base will be key criteria in evaluating any investment in product development.

MARKET ANALYSIS

DESCRIPTION OF PRIMARY INDUSTRY

        The last decade has seen many new networking technologies conceived and promoted by various industry participants: Equipment vendors, network operators, and standards organizations. We have seen the evolution of the network from monolithic, fixed bandwidth time-division multiplexed (TDM) architectures to a packet-based (IP) network infrastructure that makes more efficient use of network resources. Dynamic routing protocol and traffic engineering evolutions (MPLS) and innovative connection control mechanisms (Softswitch) are enhancing packet networks to provide new carrier class services while lowering capital and operating costs. This, coupled with increased bandwidth availability, has launched a whole new class of network services such as high-speed data networking access (DSL and Cable Modem), packetized voice (VoIP), virtual private networking (VPN), and guaranteed Quality of Service (QoS) data connections.

        Next-generation networks introduce new capabilities and the opportunity for new products and services. However, for carriers and service providers, new networks introduce a whole new set of problems. Many of the new network services, while having merit from a technological perspective, have been failures from a business execution standpoint. Many of these non - starts have been created by the gap between the availability of innovative communications systems technologies and the lack of a dependable operating infrastructure within which the carriers can profitably deploy these technologies. Network management, service level agreements, and network monitoring are essential to reliable carrier-class communications that enterprise customers depend on for mission-critical business communications.

        North Electric Company, Inc.'s strategy is to identify and provide solutions for some of the most challenging aspects of deploying, monitoring, and managing these advanced networks and network services. The company is in discussions with some of the largest test equipment suppliers in this sector in order to establish a long term operating, supplier, and financial relationships.

        Through North Electric Company, Inc., our focus will be on creating solutions by selecting, integrating, and augmenting emergent and legacy technologies to enable both carriers and users of the communications networks to successfully deploy and guarantee the performance of these product technologies in the course of their business operations. We are developing solutions to real problems facing network operators and providers as they deploy services in the "new network".

Market Size

        The global market for next-generation communications networking products is large and growing rapidly, as evidenced by these estimates from various industry analysts:

        Worldwide revenues for next generation voice products are forecasted to total $6 billion in 2004. The voice services market is expected to grow to US$41 billion by 2005. The market for voice over broadband equipment will reach $646 million by 2004, representing a 63% CAGR over the forecast period. The North American network edge switching and routing market reached $7.6 billion in 2000, and is expected grow at a CAGR of 44% to $33 billion by 2004. IP-centric network edge equipment will account for almost 60% of equipment vendor revenues by 2004 vs. some 37% in 2000. VoIP is rapidly emerging as an alternative to the traditional telephone network, with gateway and gatekeeper revenues projected to increase from $3.7 billion last year to $12.3 billion in 2006. Enhanced and high-end bundled services and applications delivered into the home will create phenomenal growth in the residential gateway market, with revenues forecast to increase from $267 million last year to $7.1 billion by 2006 Enterprises migrating voice from traditional networks to data networks will create a $16.5 billion dollar global IP-PBX market by 2006. The market for service creation devices, which enable service providers to offer IP-based value-added network services, is expected to grow at a projected CAGR of over 90% during the 2000-2004 period. Web based VoIP communications service revenues will increase from $208 million this year to $16.5 billion by the end of 2004.

        North American voice over packet industry will reach $33.9 billion by 2004. VoDSL market revenues will increase to $7.2 billion in 2005, a compound annual growth rate of 156 percent.

        The IP virtual private network (VPN) services market for U.S.- based carriers will grow rapidly, from $1.28 billion in 2000 to almost $10 billion in 2005, for a CAGR of 51% in that time period.

        One example of dynamic routing protocol and traffic engineering is MPLS. MPLS is a standards-approved technology for speeding up network traffic flow and making it easier to manage. MPLS involves setting up a specific path for a given sequence of packets, identified by a label put in each packet, thus saving the time needed for a router to look up the address to the next node to forward the packet to.

        As of October 2001, the following organizations had publicly announced MPLS deployments:

-----------------------------------------------------------------
AT&T                                 Global One
Ardent Communications                Global Crossing
Aventel                              Infonet
British Telecom                      InternetConnect
Cable & Wireless                     Iteroute
China Unicom                         Japan Telecom
Concert                              Level 3
CoreExpress                          Masergy Communications
Digex                                NTT
Equant                               Swisscom
France Telecom                       UUNET/Worldcom
-----------------------------------------------------------------

        This burgeoning deployment of next-generation networking technologies will require a commensurate growth in Operations Support Systems ("OSS") deployed to enable carriers to install, manage, operate, troubleshoot, and monitor these new networks. Reflecting that necessity, total North American OSS spending is predicted to grow from $20B in 2000 to $55B in 2004 (28% CAGR).

        Within that total OSS expenditure, a major segment is the Service Assurance (SA) sector. SA systems provide the functionality to monitor the performance and health of installed networks, alert the network operator to potential or current problems, and enable the operator to troubleshoot and repair network failures. Collectively these functions enable the carrier to offer high-quality service to their subscribers with guarantees about the availability, performance, and robustness of the services. SA is the sector of the OSS market that North Electric Company is focused on serving as our starting point for building the business.

        The North American SA market sector is estimated as $3.2 billion in 2002, growing at an average rate of 23% in ensuing years to reach a size of $7 billion by 2006; the global market is roughly estimated to be twice the size of the North American market. North Electric Company estimates the portion of the market associated with the next-generation network technologies and services on which we are focused will grow to be approximately 15% of the SA sector over the next 5 years. This means that our addressable segment of the market will be approximately $2 billion by 2006.

COMPETITION

        The competitive environment in the current communications industry is very robust, with many players from many different backgrounds wrestling for their piece of the pie. In this context, North Electric Company faces a broad range of competitive threats.

        North Electric Company's competition can be best understood by considering several axes defining the OSS/SA industry space:

        ENTERPRISE VS. CARRIER - Different companies dominate the market serving enterprise or large business customers from those who serve the public network operators or carriers. North Electric Company's focus is in the carrier market segment, but on new technologies and service types which are typically first implemented and proven in the enterprise arena. Therefore, we expect to see competitive threats from both carrier SA players seeking to expand their established business into the next-generation technology areas and from enterprise SA players seeking to take their next-generation expertise from the enterprise into the carrier domain.

        DATACOM VS. TELECOM - Different companies dominate the telecom, or telephone networking, sector of the communications networking business, and the datacom, or data/computer networking sector. North Electric Company's target market is the convergence of telecom and datacom environments in the next-generation networking world. Therefore we expect to see specialists in IP network test and monitor capabilities seeking to grow their market by adding on functionality in the carrier network infrastructure areas, and we expect to see telecom infrastructure SA players trying to expand upward into the packet-oriented data communications areas.

        TEST EQUIPMENT VS. OSS SYSTEM - The market for OSS equipment has generally been divided between the test equipment vendors, who make specialized pieces of gear designed to test particular functions in a piece of networking equipment, and the OSS vendors, who make systems to provide integrative overviews of the network status. North Electric Company is developing a hybrid TEST-OSS system enabling automation of the test equipment deployed around the network for the purpose of fault identification and localization. This puts us in the path of potential expansion from both the established test equipment vendors, seeking to move up the food chain into systems-level products, and the incumbent OSS vendors, striving to broaden their integrated control of the network beyond provisioning and monitoring to include test functionality.

        DATA PLANE VS. CONTROL PLANE VS. MANAGEMENT PLANE - Communications networks are structured into three parallel domains of functionality: The data plane, where user data flows between network ports, the control plane, which uses signaling between network entities to control connections and services, and the management plane, which provides the administrative oversight of the network via non-realtime supervisory communications channels and processes. North Electric Company is spanning these domains with a systems approach that integrates critical functionality in each area to facilitate the profitable deployment of next-generation networking technologies. We may thus expect to encounter potential competition from any of the current participants in the individual domains.

        North Electric Company's strategy for competing in this complex environment is simple:

        1) Stay focused on our clearly defined target sector
        2) Move quickly and decisively to capitalize on our vision
        3) Partner or collaborate as appropriate to leverage our value proposition


POSITIONING AND NEAR TERM OPPORTUNITIES

        A major sub-segment of the OSS market is the Service Assurance
(SA) sector. SA systems provide the functionality to monitor the performance and health of installed networks, alert the network operator to potential or current problems, and enable the operator to troubleshoot and repair network failures. Collectively these functions enable the carrier to offer high-quality service to their subscribers with guarantees about the availability, performance, and robustness of the services. SA is the sector of the OSS market that North Electric Company is focused on serving as our starting point for building the business.

        The North American SA market sector is estimated as $3.2 billion in 2002, growing at an average rate of 23% in ensuing years to reach a size of $7 billion by 2006; the global market is roughly estimated to be twice the size of the North American market. North Electric Company estimates the portion of the market associated with the next-generation network technologies and services on which we are focused will grow to be approximately 15% of the SA sector over the next 5 years. This means that our addressable segment of the market will be approximately $2 billion by 2006.

NEXT GENERATION NETWORKS

        New networking technology promises to have significant impact on the way that communications networks are deployed and operated. North Electric Company products will play a key role in the operation, management, and test of these next generation networks. Below are some brief descriptions of these technologies and some of the client needs that we view as near term opportunities.

DYNAMIC ROUTING

        Dynamic routing has been used for years in the Internet to automatically detect when new devices are added or deleted from the network and to route around failures in the network. Dynamic routing lowers capital expenditure and operations costs and supports new services by automating network topology updates and provisioning. Dynamic routing also provides a method for load leveling the traffic across multiple paths through the network to more efficiently use all of the network resources.

        Traditional telephone networks have required network operators to manually enter and maintain network changes in a centralized database. This is a time consuming, labor intensive, and error-prone task. Network operators lose track of network resources over time due to data entry errors and failures to update the database. These "lost" resources represent stranded capital costs to the network operators.

        Estimates are that stranded network capacity due to accumulated database errors can exceed 25% of total network capacity. Dynamic routing provides a means to automate the tracking of network resources. This provides better utilization of capital equipment and provides lower operating costs.

        Dynamic routing has its own challenges since paths through the network change automatically as capacity is used, node/link failures and restorals occur, and equipment is added or removed. This provides a challenge for network operators who need to track and understand their network configuration. Connections are no longer manually provisioned so when problems occur in the network it is necessary to troubleshoot them in a dynamic routing environment. This requires the ability to monitor dynamic changes within the network and perform tests to isolate network faults.

        North Electric Company is building solutions to the challenges of testing and monitoring dynamically routed networks.

PACKET NETWORKS

        Voice calls have traditionally been transported over time division multiplexed (TDM) networks while data has been carried over packet networks. With the explosion of data traffic and the corresponding increase in the size and speed of data networks, there has been a lot of interest generated in transporting voice calls over packet networks. Voice over packet is an evolving technology that allows voice to be transported efficiently over data networks, while providing enhanced services and eliminating the requirement for voice and data overlay networks.

        Although there are an increasing number of voice calls being transported over packet networks, TDM networks are still the dominant method of transporting voice. It is very important that calls originating on TDM networks can terminate on packet networks and vice versa. Technologies such as Voice over IP (VoIP), Softswitch, and voice gateways make this possible.

        Interworking voice and data networks presents a unique set of challenges. Users of voice networks have grown to expect high levels of service availability and quality. These have been provided by network operators by monitoring the network and performing routine tests to detect any problems in the network with the goal of repairing any defective equipment before it affects users. Network test and monitoring is crucial to being able to provide high-quality service.

        Extensive test and monitoring capabilities exist in the voice network but the packet network has not had the same concepts of service assurance albeit the critical prerequisite to support similar levels of service to support high-quality voice telephony. An additional complicating factor is the interface node between packet and voice networks which combines both TDM and packet networks. Testing and monitoring these interfaces is necessary to isolate problems in the network and is critical to successful network operation.

        North Electric Company is building solutions to the challenges of testing and monitoring networks that provide voice services using packet and TDM technology.

OPTICAL NETWORKS

        Advances in optical networking have provided the explosion in bandwidth deployment in recent years. Dense wavelength division multiplexing (DWDM) increases the capacity of fiber optic systems by transmitting data streams on multiple wavelengths of light through an optical fiber. DWDM can provide over 150 wavelengths per fiber. It is now practical to sell individual wavelengths on the fiber to large customers or to other network providers.

        Traditionally, optical networks were manually configured and used only as elements of the telephony network. New services such as bandwidth brokering, event-based network configurations, and routing around network failures require rapid reconfiguration of the network. Optical networking equipment vendors understand this and have been working together to standardize a connection signaling mechanism (GMPLS) for optical networks. GMPLS uses dynamic routing and network signaling to configure the network.

        The dynamic nature of optical route selection and signaling presents challenges not present in a more-traditional statically provisioned network. It becomes important to monitor not just the status of the links and nodes in the network, but also the connections and their routes through the network. Fault isolation in case of element failure is complicated by the dynamic routing and signaling of the network.

        North Electric Company is building solutions to the challenges of testing and monitoring dynamically routed and signaled optical networks.

QoS

        The Internet is an example of a widely used, universally deployed packet network. The Internet has traditionally provided "best-effort" service where packets are normally successfully delivered to their destination but may be lost if the network becomes congested. Data integrity is maintained by retransmitting the lost packets.

        Best effort service works fine for many computer communications where the net effect is some additional delay in receiving the data. Additional delay is not acceptable for time-sensitive services such as voice data or time-critical control data, which require data to be delivered with a defined bandwidth and in a timely manner. The ability of the network to provide different levels of service is referred to as "Quality of Service" (QoS).

        One method of providing QoS is to build networks with excess capacity so the network is only used to a fraction of its capacity. This is very inefficient and results in much higher capital equipment cost deployment than is otherwise necessary. QoS can be provided much more efficiently by using queuing and control mechanisms within the network to optimize the use of expensive network resources. This allows next generation networks to efficiently support multiple QoS levels. Examples include best-effort service, guaranteed delivery and guaranteed delay.

        Support for multiple QoS levels presents challenges. Network resources such as available bandwidth and queuing delays must be monitored to ensure sufficient resources are available to meet the requirements of the most rigorous QoS classes. Network problems must be identified and corrected proactively in order to comply with Service Level Agreements (SLAs) between network operators and their customers.

        North Electric Company is building solutions to the challenges of ensuring compliance to SLAs for multiple QoS levels.

PACKET SIGNALING

        Efficient utilization of the network while providing high QoS levels requires that network resources be reserved when needed, to ensure their availability during periods of network congestion, and released when no longer needed. Resource reservation is performed by sending signaling messages through the network along the path used to transport the data. In TDM networks, the signaling message is necessary to cause the links to be connected into a continuous path. This is known as a connection because it connects two endpoints.

        Packet networks can use similar mechanisms to reserve bandwidth and space in equipment queues. Networks based on the Internet Protocol (IP), such as the Internet, have not needed to use signaling since they only supported best effort service. However as the Internet evolves to support QoS, it will use signaling to reserve network resources. Signaling protocols for connection control in next generation networks have been developed by the Internet Engineering Task Force (IETF). These include RSVP, CR-LDP, SIP, and MGCP.

        It is important to ensure that network resources are available for successful connection setup. It is also important to be able to trace connections through the network to be able to monitor the QoS of connections and verify service level agreement compliance. When components in the network fail, the network operator needs to know which connections (i.e. customers) have been affected and be able to rapidly isolate and correct the network failure to minimize the impact on customers.

        North Electric Company is building solutions to the challenges of verifying network connections and determining the impact of network failures on end user services.

REDUNDANCY

        An essential requirement for mission-critical data networks is network redundancy. The network should not fail, even due to extraordinary events (tornado, cable cuts due to backhoes, equipment failure, etc.)

        Network operators that provide leased line data services provide redundancy by provisioning two circuits for every redundant data circuit (1+1 redundancy). The same data is sent down both circuits and the receiver can choose to get its data from either circuit. If one of the circuits fails, the alternate circuit is used. This switchover occurs in less than 50 milliseconds in telephony networks.

        Although 1+1 redundancy is very effective, it is very wasteful of network resources. Twice as much network bandwidth is used as is necessary to transport the data stream. An alternative approach to providing redundancy is to reserve a pool of bandwidth for all of the connections, instead of reserving twice the bandwidth for each individual connection. Since the chances of many connections failing at once is very small, the shared pool of bandwidth can provide redundancy for each connection while reducing the total network cost relative to an equivalent 1+1 network.

        Some users may still want the absolute assurance of 1+1 redundancy, but for many users the shared form of redundancy is sufficient. Since shared redundancy uses fewer network resources, it can be provided at a lower cost. This can provide a new service offering for the network operators while reducing network costs.

        Networks that use shared bandwidth reserves for redundancy must monitor the size and availability of the bandwidth pool. As network bandwidth is used or network failures occur, the remaining network bandwidth shrinks. If the bandwidth shrinks below defined minimal levels, redundancy can no longer be assured. Therefore, network operators must monitor bandwidth availability.

        North Electric Company is building network monitoring solutions to meet the challenges of deploying and managing evolving network service redundancy mechanisms.

SUMMARY

        North Electric Company is developing Test OSS solutions for next-generation networks and technologies, a newly emerging arena that is not currently being served by the other participants in the communications industry. Our product family addresses urgent needs of communications network providers for convergence of fault management, performance management, service level agreement management, and test management, into integrated, automated service assurance solutions. The market segment addressed by our solutions is estimated to grow to approximately $2 billion in annual product sales by 2006, out of a total OSS market predicted to be $85B by 2006. North Electric Company is well positioned to access this market through partnerships with industry leaders in the segment. We believe that our solutions will enable us to capture a leadership position and substantial market share within that $2 billion sector.

Employees

        As of the date of this prospectus we and our subsidiaries (including North Electric Company) have hired a total of thirteen people who are either employees or independent contractors. Of these, nine are focused on product engineering and development and four serve in administrative and senior management capacities. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future.
We believe our relationships with these employees and independent contractors is good.

                      DESCRIPTION OF PROPERTY

         We lease approximately 325 square feet of general office space at 10800 Sikes Place, Suite 300, Charlotte, N.C. used as our principal executive offices. The lease has a 12 month term that commenced on September 1, 2001 and that terminates on August 30, 2002 and provides for monthly rent of $ 1100. We also lease on an informal basis approximately 1000 square feet of general office space at 4000 Wake Forest Road, Raleigh, NC that currently houses North Electric Company, Inc. This informal, non-binding arrangement commenced on September 1, 2001 and provides for monthly fee of $ 1000. North Electric Company, Inc. will move to permanent facilities on or about the beginning of 2002.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND/FINANCIAL DISCLOSURE.

         We have had no disagreements with our accountants on accounting and financial disclosure.

MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:

Name              Age    Position                                   Director Since

Andrew Benson     46     President, Chairman of the Board           1999

Rex Hester        53     Chairman & CEO, North Electric Company

Dan Ference       53     President & COO, North Electric Company


        Each of our directors holds his position until the next annual meeting of shareholders or until his successor is duly elected and qualified.

ANDREW BENSON, PRESIDENT.   Mr. Benson has served as our President
since inception. He was formerly the President & CEO of Video Sentry Corporation, a business that developed and manufactured the SentryVision CCTV System. Mr. Benson holds a patent for this product and technology invention. Video Sentry Corporation was founded and incorporated in 1990 and introduced its line of SentryVision systems into the marketplace in 1992. The corporation launched its IPO in October 1994.

VideoSentry Corporation was merged with Knogo North America in February 1997, forming a new corporation named Sentry Technology Corporation. Mr. Benson worked with Sentry Technology Corporation as a consultant until December 1998. At that time Mr. Benson joined Georgetown Ventures LLC, which funded the formation of DataMEG in January 1999.

REX HESTER, CHAIRMAN & CEO, NORTH ELECTRIC COMPANY, INC. Mr. Hester has over 30 years experience in product management, sales and marketing, consulting, and business and strategic planning. After twenty-one years of service with ITT in various senior management capacities, Mr. Hester left the company and co-founded Protocol Technologies, Inc (PTI) to design, develop, and market a product family called MGTS (Message Generator / Traffic Simulator). MGTS was a very successful product offering for SS7 network performance test, equipment test and acceptance. PTI was sold to Tekelec, Inc (TKLC:
Nasdaq) in 1988 and the MGTS technology became the core of both Tekelec's Eagle STP product family and the foundation for several of Tekelec's protocol performance test and monitor products. Since the sale of PTI, Mr. Hester has consulted in the area of Mergers and Acquisitions for several large telecommunications companies. Mr. Hester also has a patent application involving next generation communication networks

DAN FERENCE, PRESIDENT & COO, NORTH ELECTRIC COMPANY, INC. Mr. Ference has over 27-years experience in the communications industry with various voice and data products and technologies including almost 20-years managing R & D programs. From May 1994 to June 2001, Mr. Ference was Vice President of Fujitsu Network Communications' Raleigh, NC Development Center, where he was responsible for overall Development Center Operations and the Network Management and related Network Element development programs. Prior to this, his career included serving at: Bell Laboratories in various design and management capacities; ITT Network Systems as Technical Director responsible for all transmission and switching development; CIT - Alcatel, as Vice President of Engineering Planning & Services responsible for all systems engineering and advanced technology activities associated with their advanced digital switch product and Nortel, Inc. as Assistant Vice President of Switching Development responsible for various aspects of their DMS Digital Switch Development. Mr. Ference holds a BS degree from Penn State University and an MS degree from Ohio State University both in Electrical Engineering.

During the past five years, no Director, executive officer, nominee, or significant employees have been convicted in a criminal proceeding or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

DIRECTORS' REMUNERATION

Our directors are presently not compensated for serving on the board of directors.

EXECUTIVE COMPENSATION:  EMPLOYMENT AGREEMENTS

We have not entered into any employment agreements as of the date of this prospectus

SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation paid to or accrued for the year ended December 31, 2000 and the period from January 13, 1999 (date of inception of DataMEG Corporation) through December 31, 1999 to our Chief Executive Officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year.

ANNUAL COMPENSATION

                                                       Other         Restricted    Securities                All
     Name and                                          Annual        Stock         Underlying    LTIP        Other
Principal Position     Year    Salary     Bonus     Compensation     Awards        Options       Payouts     Compensation
-------------------------------------------------------------------------------------------------------------------------
Andrew Benson,
President              2000    432,000        0               0         0           187,500            0              0

                       1999    280,500        0               0         0                 0            0              0
-------------------------------------------------------------------------------------------------------------------------

For the nine months ending September 30, 2001, Mr. Benson earned $237,000. Of the $237,000, $1,000 was paid in cash and the balance of $236,000, was applied to a stock subscription receivable related to employee stock options granted and exercised in 2000. Furthermore, Mr. Benson has elected, as in the previous quarter, to waive all rights to compensation for the fourth quarter of 2001. As such, this compensation will not be recorded as deferred compensation and will not be paid to the officer at a later date.

Stock Option Grants in the past fiscal year

We have not issued any grants of stock options in the past fiscal year to any officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information about the beneficial ownership of our common stock as of the date of this prospectus by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group.

----------------------------------------------------------------------------
                                    Number of    Percent         Percent
Name and Address of                 Shares       Before          After
Beneficial Owner(1)                 Owned        Offering(2)     Offering(3)
----------------------------------------------------------------------------
Andrew Benson                      9,019,822       16.33%          13.42%
10800 Sikes Place
Suite 300
Charlotte, NC 28277

Reggie and/or Deidre Phillips      7,060,509       12.78%          10.50%
1203 Watervale Court
Pasadena, MD 21122

John Cairns                        3,967,657        7.18%           5.90%
10800 Sikes Place
Suite 300
Charlotte, NC 28277

Rex Hester                         7,650,000       13.58%          11.38%
367 Roscoe Rd.
Bear Creek, NC 27207

Dan Ference                        2,850,000        5.16%           4.24%
3620 Eden Croft Dr.
Raleigh, NC 27612

All Directors and Executive        9,019,822       16.33%          13.42%
Officers as a Group (1 person)
----------------------------------------------------------------------------

(1) Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(2)  Based on shares outstanding as of December 21, 2001.

(3)  Assumes the sale of all shares offered through this prospectus.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. Pursuant to the Equity Line of Credit, North Atlantic Partners LLC has agreed to purchase up to $2.5 million of common stock from us. None of the selling shareholders have held a position or office, or had any other material relationship, with DataMEG, except as follows:

North Atlantic Partners LLC is the investor under the Equity Line of Credit. All investment decisions of North Atlantic are made by its managing member, Brad S. Rosenberg. Neither North Atlantic Partners LLC nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on December 21, 2001.

Quantum Advanced Technologies, Inc. is the holder of a warrant to purchase 2,000,000 of our common shares. Quantum received these warrants in connection with the settlement of litigation they commenced against us. Quantum is also the holder of 25% of our subsidiary CASCommunications, Inc.

The individuals named below are the former shareholders of North
Electric Company, Inc. with which we have executed a merger agreement.

                                      Percentage                     Percentage of                   Percentage
                                      of outstanding   Shares        outstanding                     of outstanding
                        Shares        shares           to be         shares to be     Shares         Shares
                        owned         owned            acquired      acquired         to be sold     to be owned
Selling                 before        before           under line    under line       in the         after
Shareholder             Offering      Offering(1)      of credit     of credit        Offering       Offering
--------------------------------------------------------------------------------------------------------------------
North Atlantic
Partners LLC            1,500,000        2.72%         5,000,000        8.3%         6,500,000            0%

Rex Hester              7,650,000       13.58%                 0          0          7,650,000            0%
Dan Ference             2,850,000        5.16%                 0          0          2,850,000            0%
Jack Collins            1,425,000        2.58%                 0          0          1,425,000            0%
Gary DeVal              1,425,000        2.58%                 0          0          1,425,000            0%
Paul Holzworth          1,425,000        2.58%                 0          0          1,425,000            0%
Fred Tinch                225,000         0.4%                 0          0            225,000            0%
Quantum Advanced        2,000,000        3.62%                 0          0          2,000,000            0%
Technology, Inc.(2)
--------------------------------------------------------------------------------------------------------------------

(1) Based on 55,227,831 shares outstanding on December 21, 2001.
(2) Assumes the exercise of all warrants.

EQUITY LINE OF CREDIT

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 5,000,000 shares of common stock for a total purchase price of $2.5 million. If we request an advance under the Equity Line of Credit, North Atlantic Partners, LLC will purchase shares of common stock of DataMEG for 90% of the average of the three lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 days immediately following the date we request the advance. North Atlantic Partners, LLC intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to North Atlantic Partners, LLC under the Equity Line of Credit. North Atlantic Partners, LLC cannot transfer its interest in the Equity Line of Credit to any other person.

         Using DataMEG's recent trading volume and stock price information, if we were to draw down once per month, we would be able to draw down approximately $34,785 per month from the effective date of the accompanying registration statement through the date two years from effectiveness of this registration statement. This would result in aggregate advances of approximately $834,840 under the Equity Line of Credit. As such, unless our common stock's average trading volume or stock price increases significantly and thereby increases the amount of advances available under the Equity Line of Credit, we will only be able to drawn down a portion of the $2.5 million available under the Equity Line of Credit.

         The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

         ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to North Atlantic Partners, LLC to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every thirteen trading days.

         MECHANICS. We may, at our discretion, request advances from North Atlantic Partners, LLC by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held thirteen trading days after such written notice, at which time we will deliver shares of common stock and North Atlantic Partners, LLC will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

         COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which North Atlantic Partners, LLC has made advances totaling $2.5 million or (ii) two years from the date of the Equity Line of Credit.

         AMOUNT REQUESTED AND AMOUNT REQUIRED TO BE FUNDED. We may not request advances in excess of a total of $2.5 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our common stock. The maximum amount we can request for each advance is equal to 300% of the average daily volume of our common stock for the 20 trading days prior to the date we request an advance multiplied by the lowest closing bid price of our common stock for the 20 trading days prior to the date we request such an advance.

         North Atlantic is required to fund that amount equal to the lesser of (i) 15% of the aggregate U.S. trading volume (excluding block trades of 50,000 or more) during the applicable pricing period times (x) the average of the three (3) lowest bid prices of our common stock during the specified pricing period or (ii) the amount we requested in our advance request.

         By way of illustration only, if we had requested an advance on November 23, 2001, then the 20 trading day average volume would have been 139,540 shares and the lowest closing bid price of our common stock for that 20 trading day period would have been $ 0.15. Accordingly, the maximum amount we could have requested would have been $62,793 (I.E., 300% multiplied by 139,540, multiplied by $0.15). However, the aggregate trading volume for the 10 trading days after November 23, 2001 would have been 1,546,000 shares and the average of the three lowest closing bid prices during such 10 trading day period would have been $0.15. Accordingly, we would received funding of only $34,785 (I.E., 1,546,000 multiplied by 15%, multiplied by $0.15).

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $2.5 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $.55.6 per share, then we would issue 5,000,000 shares of common stock to North Atlantic Partners, LLC. These shares would represent 8.3% of our outstanding capital stock upon issuance. To assist our stockholders in evaluating the number of shares of common stock that could be issued to North Atlantic Partners, LLC at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued at various prices.

Purchase Price                      $0.50           $1.00           $2.00

Number of Shares required
to draw full draw down
equity line of credit           5,000,000       2,500,000       1,250,000

Total Outstanding(1):          60,227,831      57,727,831      56,447,831

Percent of Outstanding(2):            8.3%            4.3%            2.2%

(1) Based on the 55,227,831 shares outstanding as of the date of this registration statement.

(2) Represents the number of shares issued to North Atlantic Partners LLC under each scenario as a percentage of the total amount outstanding under such scenario.

         REGISTRATION RIGHTS. We granted to North Atlantic Partners, LLC certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

         NET  PROCEEDS.  We cannot predict the total amount of
proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $40,000 consisting primarily of professional fees incurred in connection with registering 5,000,000 shares in this offering.

         USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes.
Please see "Use of Proceeds."

CERTAIN TRANSACTIONS

        As of December 31, 1999, the Company was indebted two officers and stockholders in the amount of $57,593 for expenses incurred on
behalf of the Company and unpaid compensation.   As of December 31,
2000, there were no amounts due to officers and stockholders.

        As of December 31, 1999 the Director was indebted to the Company in the amount of $25,700. As of December 31, 2000, the Director was indebted to the Company in the amount of $347,014 related to stock subscriptions receivable. As of December 31, 2000, other significant employees were indebted to the Company in the amount of $306,983 related to stock subscriptions receivable. These amounts were repaid by June 30, 2001.

        As of December 31, 1999 the Company had notes receivables from three stockholders related to issuances of the Company's stock. As of December 31, 2000, there were no amounts due from stockholders other than the Director and significant employees.

        In 2000, a member of the Director's immediate family was hired on a temporary basis to assist with administrative duties. Total compensation paid to this individual was $6,240.

        In December 2001 our President guaranteed a loan to us from a third party in the principal amount of $120,000. As part of this guarantee he pledged 3,272,727 shares of DataMEG common stock that he owned.

PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of DataMEG common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         North Atlantic Partners LLC is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. North Atlantic Partners LLC will pay us 90% of the average of the three lowest closing bid prices of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 10 days immediately following the advance date. The 10% discount on the purchase of the common stock to be received by North Atlantic Partners LLC will be an underwriting discount.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit and from the exercise of any warrants.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.
Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of DataMEG while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. North Atlantic Partners LLC can cover any short positions only with shares received from us under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

        MARKET PRICE OF COMMON STOCK

        Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "DTMG" since September 19, 2000. From July 1, 2000 to September 18, 2000 our common stock was listed on the Bulletin Board under the symbol "VIOL." On December 20, 2001, the closing bid price as reported by the Electronic Bulletin Board was $0.11.

        The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since July 2000 for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                                                 Low     High
VIOL:
July 1, 2000 through September 18, 2000         $1.375  $4.00

DTMG:
September 19, 2000 through September 30, 2000   $1.437  $2.562
October 1, 2000 through December 31, 2000       $0.531  $4.562
January 1, 2001 through March 31, 2001          $2.00   $4.50
April 1, 2001 through June 30, 2001             $0.40   $2.6562
July 1, 2001 through September 30, 2001         $0.30   $1.59


        DESCRIPTION OF SECURITIES

Common Stock

        Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock, $0.01 par value per share. Of this amount, 55,227,831 are currently issued and outstanding.

        Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Preferred Stock

        Our Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $0.01 par value per share, the designation and rights of which are to be determined by our Board of Directors. None of the shares of Preferred Stock are issued and outstanding.

        Our Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. We consider it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in our Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock. Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to our common stock or any other series of preferred stock which we may issue. Our Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

        The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

        We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Warrants

        We presently have 2,000,000 warrants outstanding, all of which are held by Quantum Advanced Technologies, Inc. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $1.13 and after they are vested are exercisable until the date three years after filing of this prospectus with the Securities and Exchange Commission. The warrants vest as follows: (a) 667,000 warrants vested on October 11, 2001, (b) 667,000 will vest on October 11, 2002, and (c) 666,000 warrants will vest on October 11, 2003. Under certain circumstances, including a sale of all of our assets, the warrants would vest immediately.

        Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the expiration date will forfeit the right to purchase the common stock underlying the warrants, and after the expiration date, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

        The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

        We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Transfer Agent

        The transfer agent for the common stock is Fidelity Stock
Transfer Company of Salt Lake City, Utah and its telephone number is 801-484-7222.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

        Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of New York, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of DataMEG, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

        LEGAL MATTERS

        The legality of the shares offered hereby will be passed upon for us by The Law Office of James G. Dodrill II, PA, Boca Raton, FL 33496

        EXPERTS

    The consolidated financial statements of DataMEG Corp. and subsidiary incorporated herein have been so incorporated in reliance upon the report of Hoffman, Fitzgerald & Snyder, P.C. , independent certified public accountants, given upon their authority as experts in auditing and accounting. With respect to the unaudited financial information for the period ended September 30, 2001 incorporated herein, the independent public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included in the DataMEG Corp's. Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2001, and incorporated herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the 1933 Act.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to DataMEG Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at DataMEG Corp., 10800 Sikes Place, Suite 300 Charlotte, NC 28277
Attention:  Andrew Benson, President.

        We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.





CONTENTS                                     PAGE



Independent Auditors' Report                    F-1

Consolidated Financial Statements:

Balance sheets                                  F-2

Statements of operations                        F-3

Statements of stockholders' equity (deficit)    F-4

Statements of cash flows                        F-5

Notes to Financial Statements            F-6 - F-15

               INDEPENDENT AUDITORS' REPORT


           TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
        DATAMEG CORP., (A DEVELOPMENT STAGE ENTERPRISE),
                       Washington, DC

We have audited the accompanying consolidated balance sheets of DATAMEG CORP. AND SUBSIDIARY, (a development stage enterprise), (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from January 13, 1999 (date of inception) to December 31, 1999 and for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DATAMEG CORP. AND SUBSIDIARY, as of December 31, 1999 and 2000 and the results of its operations and its cash flows for the period from January 13, 1999 to December 31, 1999 and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note O to the financial statements, the Company has suffered a significant loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note O. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Hoffman, Fitzgerald & Snyder, P.C.
    ----------------------------------
    Hoffman, Fitzgerald & Snyder, P.C.


McLean, Virginia
April 2, 2001

                       DATAMEG CORP. AND SUBSIDIARY
                     (A DEVELOPMENT STAGE ENTERPRISE)
                       CONSOLIDATED BALANCE SHEETS

                                                December    31,December 31,
                                                   1999         2000

ASSETS

CURRENT ASSETS:
 Cash                                          $     1,030   $         15
 Employee advances                                     267              -
 Prepaid expenses                                   56,667              -
 Due from stockholder and officer                   25,700              -
   Total current assets                             83,664             15

PROPERTY AND EQUIPMENT, net                         46,387         51,124

OTHER ASSETS:
 Intangible assets                                  91,631        111,694
 Deposits                                            3,714         11,236
   Total other assets                               95,345        122,930

                                               $   225,396    $   174,069


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Capital lease obligation                      $     9,339     $   11,138
 Accounts payable and accrued expenses              76,285        697,370
 Due to stockholders and officers                   57,593          -
 Convertible subordinated debentures                  -            25,000
   Total current liabilities                       143,217        733,508

LONG TERM LIABILITIES:
 Liability for stock to be issued                     -         1,208,905
   Total liabilities                               143,217      1,942,413

COMMITMENTS AND CONTINGENCIES                         -            -

STOCKHOLDERS'  EQUITY (DEFICIT):
 Preferred stock, $.01 par value, 5,000,000 shares
  authorized, none issued or outstanding              -              -
  Common stock, $.01 par value; 75,000,000 shares
  authorized 29,653,843  and 35,235,402 shares
  issued and outstanding at December 31, 1999
  and December 31,2000 respectfully                296,538        352,354
 Common stock subscriptions receivable             (31,300)      (656,251)
 Common stock options                                 -           152,341
 Additional paid-in capital                        863,869      6,213,690
 Accumulated deficit during development stage   (1,046,928)    (7,830,478)
   Total stockholders' equity (deficit)             82,179     (1,768,344)

                                               $   225,396  $     174,069


The accompanying notes are an integral part of these consolidated financial statements

                                 DATAMEG CORP. AND SUBSIDIARY
                               (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                Cumulative
                        For the period        For the           from inception
                         from inception       year ended       (January 13, 1999)
                       (January 13, 1999        December 31,   to December 31, 2000
                       to December 31, 1999       2000             (unaudited)

REVENUE                     $    -0-          $       -0-           $     -0-

OPERATING EXPENSES:
 Research and development       169,322           493604              662926
 General and administration     886,136        6,282,072           7,168,208

  Total operating ex          1,055,458        6,775,676           7,831,134

 Loss from operation         (1,055,458)      (6,775,676)         (7,831,134)

OTHER INCOME (EXPENSES):
 Realized gains on sale
    of securities                 8,530                0               8,530

 Interest Expense                    -0-          (7,874)             (7,874)

     Total other income           8,530           (7,874)                656

NET LOSS BEFORE BENEFIT FOR
 INCOME TAXES              $ (1,046,928)      (6,783,550)         (7,830,478)

 Benefit for income

NET LOSS                   $ (1,046,928)      (6,783,550)         (7,830,478)

Net loss per common share
 (basic and diluted)       $      (0.04)           (0.21)              (0.25)

Weighted average number of
common  shares outstanding   28,657,710       31,827,392          31,314,822


                       DATAMEG CORP. AND SUBSIDIARY
                      (A DEVELOPMENT STAGE ENTERPRISE)
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                      Shares                Common                 Additional                  Stock
                                      Outstanding           Stock                 Paid-in Capital           Subscriptions

Balance, January 13, 1999              $        -         $       -                $         -              $        -

Stock issuances                         2,182,803            21,828                  1,026,079                     -
Stock issuance in lieu of cash
 for compensation                      27,471,040           274,710                   (162,210)                (31,300)
Net loss (comprehensive)                        -                 -                          -                       -

Balance, December 31                   29,653,843        $  296,538                $   863,869              $  (31,300)

 Stock issuances                           46,784               468                    695,232                       -
 Stock issuances in lieu of cash
  for compensation                      1,905,000            19,050                  4,607,338                (622,696)
 Conversion of deben                       38,000               380                     94,610                       -
Stock options, exercised
  for cash                                174,588             1,746                     15,713                  (2,255)
 Stock options grant                            -                 -                          -                       -
 Post share exchange                      117,180             1,172                     (1,172)                      -
 Share exchange (See Note A)            3,300,007            33,000                    (61,900)                      -
Net loss (comprehensive net loss)               -                 -                          -                       -

Balance, December 31                   35,235,402        $  352,354               $  6,213,690              $ (656,251)




                           DATAMEG CORP. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE ENTERPRISE)
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (Continued)


                                        Granted and                     Development
                                        not exercised                     Stage                 Total


Balance, January 13,                         $        -              $            -         $         -

Stock issuances                                       -                           -           1,047,907
Stock issuance in lieu of cash
 for compensation                                     -                           -              81,200
Net loss (comprehensive)                              -                  (1,046,928)         (1,046,928)

Balance, December 31                         $        -                 $(1,046,928)        $    82,179

     Stock issuances                                  -                           -             695,700
 Stock issuances in lieu of cash
  for compensation                                    -                           -           4,003,692
 Conversion of deben                                  -                           -              94,990
Stock options, exercised
  for cash                                            -                           -              15,204
 Stock options grant                            152,341                           -             152,341
 Post share exchange                                  -                           -                   -
 Share exchange (See Note A)                          -                           -             (28,900)
Net loss (comprehensive net loss)                     -                  (6,783,550)         (6,783,550)

Balance, December 31                           $152,341                $ (7,830,478)        $(1,768,344)




The accompanying notes are an integral part of these consolidated financial statements

                                   DATAMEG CORP.AND SUBSIDIARY
                                 (A DEVELOPMENT STAGE ENTERPRISE)
                               CONSOLIDATED STATEMENTS OF CASH FLOWS




                                            For the period         For the twelve months        Cumulative
                                            form inception         ended Dec. 31 2000           from inception
                                            (Jan. 13, 1999                                      (Jan.13,1999 to
                                           to Dec. 31, 1999)                                    Dec 31, 2000
                                                                                                  (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                  $(1,046,928)             $(6,783,550)               $(7,830,478)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation                                   8,999                   21,338                     30,337
  Stock issued, or to be issued, in lieu of
   cash for professional s                      22,500                4,262,829                  4,285,329
  Stock issued, or to be issued, in lieu of
   compensation                                 90,000                  280,052                    370,052
  Stock issued to officers for reimbursement
   of corporate expenses                          -                     515,371                    515,371
  Stock options issued in lieu of cash for
   professional services                          -                     152,341                    152,341
  Realized gains on sales                      (8,530)                     -                        (8,530)
  Changes in assets and liabilities
   affecting operations:
    Employee advances                             (267)                     -                         (267)
    Prepaid expenses                           (56,667)                  56,667                          -
    Due from stockholder and officer           (25,700)                      -                     (25,700)
    Accounts payable and accrued
         expenses                               76,285                  592,185                    668,470
    Due to stockholders an                      57,593                     -                        57,593
     Net cash used in operating
      activities                             (882,715)                 (902,767)                (1,785,482)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and                    (30,222)                   (8,699)                   (38,921)
 Payments for intangible a                    (91,631)                  (20,063)                  (111,694)
 Payments for security dep                     (3,714)                   (7,522)                   (11,236)
 Purchases of investments                     (20,000)                      -                      (20,000)
 Sales of investments                          28,530                       -                       28,530
     Net cash used in investing
      activities                             (117,037)                  (36,284)                  (153,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from loan from s                      -                         26,000                    26,000
 Repayment of loan from sh                      -                        (26,000)                  (26,000)
 Repayment of capital leas                    (15,825)                   (15,577)                  (31,402)
 Net proceeds from issuanc                  1,016,607                    813,623                 1,830,230
 Proceeds from issuance of                       -                       139,990                   139,990
     Net cash provided by financing
      activities                            1,000,782                    938,036                 1,938,818

NET CHANGE IN CASH                              1,030                     (1,015)                     -


CASH, BEGINNING OF PERIOD                        -                          1030                        15

CASH, END OF PERIOD                            $1,030                         15                        15

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
  Financing of property and equipment
   with capital lease                         $25,164                     $17,376                  $42,540
  Issuance of stock in exchange for notes
   receivable                                 $31,300                   $ 624,951                  656,251
  Issuance of stock in exchange for
   notes payable                              $ -                         114,990                  114,990

SUPPLEMENTAL DISCLOSURE OF
CASHFLOW INFORMATION:
  Interest paid                               $ -                           6,612                    6,612



The accompanying notes are an integral part of these

                    NOTES TO FINANCIAL STATEMENTS



A. BASIS OF PRESENTATION AND ORGANIZATION

DataMEG Corp., a development stage enterprise, (the "Company"), was
incorporated in the State of Virginia in January 1999.   The Company is a
technology development enterprise focused on introducing to the marketplace a technology it has developed, which it has termed Communications Acceleration System (CAS). CAS is a high-speed data transmission processor that uses, primarily, Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity.

In August 2000, the DataMEG Corporation (the "Subsidiary") consummated a share exchange with a public shell company, the Viola Group, Inc. that has since changed its name to DataMEG Corp. (the "Parent"). In the share exchange the Subsidiary exchanged all its outstanding shares for 90% of the issued and outstanding voting common stock of the Parent. As a result of the transaction, the pre-exchange stockholders of the Parent owned in the aggregate, 3,300,007 shares as of the date of the share exchange. The pre-exchange stockholders of the Subsidiary owned, as a result of the share exchange, 90% of the issued and outstanding common stock of the Parent, equaling approximately 29,700,627 shares as of the date of the share exchange. In addition, the Subsidiary was required to pay consulting fees totaling $250,000 to an officer of the Parent and assume tax liabilities totaling approximately $30,000. As a result of the merger, the Subsidiary became the operating company. These financial statements reflect those of the Subsidiary, with adjustments to reflect the changes in equity structure resulting from the share exchange. All references in the accompanying financial statements to the number of common shares have been restated to reflect the share exchange.

The company operates under the name of DataMEG Corp. and trades under the symbol DTMG on the OTC-BB.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The accompanying consolidated financial statements present the consolidation of the financial statements of DataMEG Corp. and its wholly-owned subsidiary, DataMEG Corporation. Material inter-company transactions and balances have been eliminated in the consolidation.

Basis of accounting - The accounts of the Company are maintained on the accrual basis of accounting whereby revenue is recognized when earned, and costs and expenses are recognized when incurred.

Use of estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

Property and equipment - Property and equipment are stated at cost. Depreciation and amortization is determined using the straight-line method over estimated useful lives ranging from three to five years.

Intangible assets - Intangible assets consisted of costs incurred related to a pending patent as of December 31, 1999 and 2000. Patent costs are amortized over seventeen years using the straight-line method. For the period from January 13, 1999 to December 31, 1999 and for year ending December 31, 2000, no amortization expense related to patents was recorded since the patent is still pending.

Advertising - Advertising costs are charged to operations as incurred. For the period from January 13, 1999 to December 31, 1999, amounts charged to operations were $5,000. For the year ending December 31, 2000, amounts charged to operations were $2,000.

Software development costs - Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and readiness of general release. Costs incurred by the Company between the completion of technological feasibility and general release have been insignificant and have been charged to expense in the accompanying consolidated financial statements.

Fair value of financial instruments - The carrying value of cash, notes receivable and notes payable approximate fair value because of the relatively short maturity of these instruments.

Income Taxes - The Company, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating losses, start-up costs and the use of accelerated depreciation methods to calculate depreciation expense for income tax purposes.

Stock-based compensation - The Company follows guidance provided in SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the grant date. SFAS No. 123 permits companies to account for stock-based compensation based on provisions prescribed in SFAS No. 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to account for its stock based compensation in accordance with APB 25 which uses the intrinsic value method. The Company accounts for all other issuances of equity instruments in accordance with SFAS No. 123.

Net loss per common share - The Company reports basic and diluted earnings per share ("EPS") according to the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic EPS and, for companies with complex capital structures, diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.

Net loss per common share (continued) - Diluted EPS is computed by dividing net income (loss) available to common stockholders, adjusted by any convertible preferred dividends; the after-tax amount of interest recognized in the period associated with any convertible debt; and any other changes in income or loss that would result from the assumed conversion of those potential common shares, by the weighted number of common shares and common share equivalents (unless their effect is anti-dilutive) outstanding.

Capital Structure - SFAS No. 129, "Disclosure of Information about Capital Structure," requires a summary presentation of the pertinent rights and privileges of the various securities outstanding. The Company's outstanding stock is completely comprised of voting common stock. There are no other rights or privileges to disclose.

Comprehensive Income - SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Entities that do not have items of other comprehensive income in any period presented are not required to report comprehensive income, accordingly the Company has not made any such disclosure in the statements presented herein.

Segment Information - SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for period ending December 31, 1999 or for the year ended December 31, 2000.


NEW ACCOUNTING PRONOUNCEMENTS:

Derivatives Instruments and Hedging Activities - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The FASB has recently issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities- Deferral of Effective Date of FASB Statement No. 133." The Statement defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000.
Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.


C. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31:

                               1999                 2000

Equipment                    $51,393              $77,468
Furniture                      3,481                3,481
Computer software                512                  512
                             -------              -------
                             $55,386              $81,461

Less: accumulated
depreciation                 (8,999)              (30,337)

Property and equipment, net  $46,387              $51,124
                             =======              ========

Depreciation expense totaled $8,999 and $21,338 for the periods ended December31, 1999 and 2000, respectively.

D. LIABILITY FOR STOCK TO BE ISSUED

The Company entered into various transactions whereby the Company is required at December 31, 2000, to issue 501,942 shares of common stock. The value of the shares of stock is based upon purchase price of shares purchased or the market value of the shares at the date of commitment for a total liability at December 31, 2000 of $1,208,905.

E.      CONVERTIBLE SUBORDINATED DEBENTURES

In July 2000, the Company issued convertible subordinated debentures totaling approximately $140,000. The terms of the debentures require interest payable at twelve percent per annum with a maturity date of one year from the date of advance unless mutually extended. The debentures are subordinate and junior to existing liabilities of the Company and any subsequent borrowings from banks or insurance companies. The debentures may be converted to common stock at a price of $2.50 per share at any time prior to maturity. During November and December 2000, approximately $115,000 of the convertible subordinated debentures were converted resulting in the issuance of 38,000 shares of restricted common stock and stock to be issued in the amount of $20,000 as of December 31, 2000. The remaining convertible subordinated debentures total $25,000 at December 31, 2000. Interest accrued related to the unconverted subordinated debentures was $1,262 at December 31, 2000.

F.      DUE TO STOCKHOLDERS

As of December 31, 1999, the Company was indebted to officers and stockholders in the amount of $57,593 for expenses incurred on behalf of the Company and
unpaid compensation.   As of December 31, 2000, there were no amounts due to
stockholders.

G.      COMMON STOCK SUBSCRIPTIONS RECEIVABLE

As of December 31, common stock subscriptions receivable consisted of the following:
                                         1999            2000

Note receivable from stockholder
dated September 20, 1999 in the
amount of$13,300.The note is
non-interestbearing and was              $13,300         -0-
due in fullon December 31,2000.
On December 31, 2000 amounts due
were repaid in full

Note receivable from stockholder
dated April 15, 1999 in the amount
of $8,000.The note is non-interest
bearing and is due in full on
December 31, 2000. On December 31,
2000, amounts due were repaid in full.    $8,000          -0-


Note receivable from stockholder
dated April 14, 1999 in the amount
of $10,000.  The note is non-interest
bearing and is due in full on
December 31,2000.  On December 31,
2000, amounts due were repaid in full.   $10,000          -0-


Receivable from ten stockholders
for amounts  related to options
granted November 7, 2000.  The
amounts due from each stockholder
range from $50 to $900.                   -0-          $2,254


Receivable from a shareholder
and an officer for payment of
employee stockoptions exercised
on August 18, 2000 and issued
on August 18 and October 30,2000.         -0-        $347,014


Receivable from a shareholder
and an employee for payment of
employee stockoptions exercised
on August 18, 2000 and issued
on October 30, 2000.                      -0-        $187,490


Receivable from a shareholder
and an employee for payment
of employee stock options
exercised on August 18, 2000
and issued on August 18 and
October 30,2000.                          -0-        $119,493
                                       ---------    ----------
      TOTAL                            $ 31,300      $656,251

H.      INCOME TAXES

The benefit for income taxes for the periods ended December 31 are as follows:

                1999                    2000

Current         $-0-                   $ -0 -
Deferred        $-0-                     -0-

Total benefit
for income
taxes           $-0-                   $ -0-



A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows for 1999 and 2000:

                                           1999                 2000

Computed at the expected statutory rate  $(356,000)       $(2,306,000)
State income tax - net of Federal
        tax benefit                        (63,000)          (407,000)
Less: meals and entertainment                4,000              2,600
Less: key man life insurance premiums         -0-                9400
Less: valuation allowance change           415,000          2,701,000

Total benefit for income taxes           $   -0-               $ -0-

Deferred tax assets and liabilities at December 31, 1999 and 2000 were as follows:

                                          1999                    2000
        Deferred tax assets:
        Net operating loss carry
        forwards                       $  4,000               $  208,000
        Start-up costs                  407,000                2,903,000
        Depreciation and amortization     4,000                    5,000

     Gross deferred tax assets          415,000                3,116,000

        Valuation allowance            (415,000)              (3,116,000)

     Net deferred tax assets          $   -0-                   $  -0-


The net change in the valuation allowance for the year ended December 31, 2000 was $2,701,000. The Company has available at December 31, 2000 approximately $518,000 of unused operating loss carryforwards that may be applied against future taxable income that expire in 2019 through 2020.

I.      RESEARCH AND DEVELOPMENT COSTS

Total research and development cost for the period from January 13, 1999 to December 31, 1999 were approximately $170,000. Total research and development cost for the year ending December 31, 2000 were approximately $494,000.

J.    RELATED PARTY TRANSACTIONS

As of December 31, 1999 and 2000, the Company had notes receivable and other receivables from several stockholders and employees related to issuances of the Company's stock (see Note G).

The Company also had amounts due from officers and stockholders and several amounts payable to various officers and stockholders (see Note F).

In 2000, a member of the Director's immediate family was hired on a temporary basis to assist with administrative duties. Total compensation paid to this individual was $6,240.

K.      CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash account with a commercial bank located in Virginia. Cash balances are insured by the Federal Deposit Insurance Corporation, up to $100,000 per financial institution. At December 31, 1999 and 2000, the Company had no uninsured cash balances.

L. COMMITMENTS AND CONTINGENCIES

Commitments

As of December 31, 2000, the Company had committed to issue stock for consulting services rendered during the period July through December 2000.
The stock had not been issued as of December 31, 2000 and has been recorded as a liability for stock to be issued (See Note D).

During 2000, the Company entered into an agreement with a consultant to provide certain services related to the possible sale of the Company.
Pursuant to the agreement, the Company had issued 340,000 shares of common stock and had a liability to issue another 340,000 shares of common stock as compensation for services rendered through December 31, 2000. Pursuant to the agreement, if a sale of the Company were completed, the Company would be obligated to pay the consultant total compensation of up to 10% of the gross consideration received in a sale.

Lease commitments

In January 2000, the Company entered into a lease agreement for office space in Washington, DC. Terms of the lease agreement require base monthly rental payments of $2,806. The lease expires in January 2003.

The Company also leases communications equipment totaling $41,088 held under capital lease agreements expiring in January through July 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated useful lives. Amortization of assets under capital leases is included in depreciation and amortization expense.

The minimum lease payments due under the terms of non-cancelable operating and capital leases total which have initial or remaining terms in excess of one year as of December 31, 2000 are as follows:
                                                Capital    Operating
        For the years ending December 31st,     Leases     Lease

                                2001           $11,138     $33,385
                                2002             -0-        34,525
                                2003             -0-         2,885

        Total minimum lease payments           $11,138     $70,795
        Less: imputed interest                 (- 0- )

                         Total                $ 11,138     $70,795

Total rent expense for all operating leases was $25,100 for the period from January 13, 1999 to December 31, 1999. Total rent expense for all operating leases was $33,729 for the year ending December 31, 2000.

Contingencies

In February 2000, a complaint was filed against the Company alleging that the Company and several of its officers breached a nondisclosure and confidentiality agreement with the plaintiff and violated the Uniform Trade Secrets Act. The plaintiff seeks compensatory and punitive damages in unspecified amounts. Management believes that such claims are without merit and that the Company and its officers have not violated the rights of the plaintiff. As of the current date, management is unable to estimate the amount of any losses which may be associated with the complaint.

During 1999, the Company entered into an agreement with a consultant for services rendered over the period October 1999 through June 2000. The agreement with the consultant may call for additional consideration totaling 4% of outstanding stock in warrants, contingent upon the consummation of the share exchange. The Company believes that no such additional compensation is due to the consultant under the terms of the agreement. No amount has been recorded related to the possible requirements to issue warrants.

M. STOCK INCENTIVE PLAN

In July 2000, the Company adopted a stock incentive plan. The maximum number of shares which may be awarded under the plan is 3,000,000. Any person deemed eligible by the Stock Incentive Committee may receive shares or options under the plan; option awards may be in the form of an incentive option or a nonqualified stock option. Stock options issued under the plan vest over several years, unless accelerated by the Stock Incentive Committee.

In August and December, 2000, the Company granted options to purchase approximately 205,000 shares of common stock at prices ranging from $1.73 to $5.00 per share for consultants who had performed services for the Company. The fair value of the stock options has been recorded as an expense in the Consolidated Statements of Operations and as Stock Options in the Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders' Equity (Deficit) in the amount of $152,341. All the options are

M.    STOCK INCENTIVE PLAN (continued)

unexercised and unexercised options expire December 2001, August 2002, and December 2002.

A summary of activity for the period ended December 31, 2000 is as follows:


                                                          Price Per Share
                             Number ofShares     Range    Weighted Average

Outstanding, January 1, 2000    -0-               -0-          -0-
          Options granted      954,422        $.10 - $5.00   $ 2.22
          Options exercised   (745,230)       $.10 - $3.30   $ 2.13
          Options expired       -0-               -0-          -0-


Outstanding,December 31, 2000  209,192        .10 - $5.00    $ 2.55


At December 31, 2000 the weighted average remaining life of outstanding stock options was approximately 18 months.

The Company accounts for the fair value its options granted to employees in accordance with APB 25. Accordingly, no compensation expense has been recognized for the options granted to employees, since the options were granted at an option price per share not less than the fair market value, as determined by the Board of Directors, at the date of grant.

Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS 123, the Corporation's net loss and net loss per share would have been increased to the proforma amounts indicated below:

                                1999                    2000
Net loss
        As reported     $       (1,046,928)     $(6,783,550)
        Proforma        $       (1,046,928)     $(6,880,702)

Net loss per common share
        Basic and diluted
        As reported             $(.04)             $(.21)
        Proforma                $(.04)             $(.22)

The weighted average Black-Scholes value of options granted to employees during 2000 was $.22 per share. The fair value of each option is estimated on the date of the grant using a type of Black-Scholes option-pricing model with the following assumptions used for grants during the year ended December 31, 2000: dividend yield of 0%, volatility of 3.256, terms varied based on the negotiated term of the options agreement, and risk-free interest rates varied based on the Treasury bond yield with a term comparable to the length of the term listed in the options agreement.

N.      NET LOSS PER COMMON SHARE

As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:

            for the period          For the                 Cumulative
            inception Jan.          year ended             from inception
            13, 1999 to Dec.        Dec.31 2000             Jan. 13, 1999
            31, 1999(unaudited)     (unaudited)             to Dec. 31, 2000
                                                            (unaudited)
 Net loss
(numerator)   $(1,046,929)          $(6,783,550)             $(7,830,478)

Weight Average
   share
(denominator)   28,657,710            31,827,392               31,314,822

Basic and diluted
loss per share     $(0.04)            $(0.21)                   $(0.25)


As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, "Earnings Per Share." Thus, options granted as of December 31, 2000 are not included in the calculation of diluted EPS as their inclusion would be anti-dilutive.

O.      OPERATING LOSSES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial costs in implementing its action plan, as outlined in its business plan. In addition, the Company used substantial amounts of working capital in funding these costs. At December 31, 2000, current liabilities exceed current assets by $733,493. In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company's ability achieve its business objectives and the success of its future operations.

DataMEG Corp. has been involved in the development and testing of its CAS technology over the past several months, that has resulted in the creation of a working prototype that facilitates a complete file transfer over Plain Old Telephone Service (POTS). The demonstrations have initiated a discussion with an interested party regarding the potential acquisition of DataMEG Corp. and its assets. The Officer and a significant employee will continue to finance the Company operations in the interim period.






                         DataMEG Corp. and Subsidiary
                       (A Development Stage Enterprise)
                       Consolidated Financial Statements
              For the Three Months Ended September 30, 2000 and 2001
                                (unaudited)


CONTENTS                                                                PAGE

Consolidated Financial Statements:

Accountants Review Report ..............................................F-16

Balance sheets..........................................................F-17

Statements of operations................................................F-18

Statements of cash flows................................................F-19

Notes to Financial Statements....................................F-20 - F-26

                          ACCOUNTANTS' REVIEW REPORT


                   TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
                DATAMEG CORP., (A DEVELOPMENT STAGE ENTERPRISE),
                                 Charlotte, NC

We have reviewed the consolidated balance sheet of DATAMEG CORP. AND SUBSIDIARY, (a development stage enterprise), (the "Company") as of September 30, 2001 and the related consolidated statements of operations and cash flows for the three-months and nine-months ended September 30, 2001. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Hoffman, Fitzgerald & Snyder, P.C.
Hoffman, Fitzgerald & Snyder, P.C.
McLean, VA
October 23, 2001

                          DataMEG Corp. and Subsidiary
                        (A Development Stage Enterprise)
                          Consolidated Balance Sheets


                                                                                        December 31,        September 30,
                                                                                           2000                  2001
                                                                                         (audited)           (unaudited)

ASSETS

CURRENT ASSETS:
        Cash and cash equivalents                                                  $            15       $         14,041

PROPERTY AND EQUIPMENT, net                                                                 51,124                 17,699

OTHER ASSETS:
        Intangible assets                                                                  111,694                127,213
        Deposits                                                                            11,236                 12,486
                        Total other assets                                                 122,930                139,699

                                                                                   $       174,069       $        171,439


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
        Capital lease obligation                                                   $        11,138       $         11,138
        Accounts payable and accrued expenses                                              697,370                984,696
        Due to stockholders and officers                                                         -                 25,799
        Convertible subordinated debentures                                                 25,000                 25,000
                        Total current liabilities                                          733,508              1,046,633

LONG TERM LIABILITIES:
        Liability for stock to be issued                                                 1,208,905                 13,309
                        Total liabilities                                                1,942,413              1,059,942

COMMITMENTS AND CONTINGENCIES:                                                                   -                      -

STOCKHOLDERS'  EQUITY (DEFICIT):
        Preferred stock, $.01 par value, 5,000,000 shares
                authorized, none issued or outstanding                                           -                      -
        Common stock, $.01 par value; 75,000,000 shares
                authorized; 35,235,402  and 36,873,821 shares issued and out-
                standing at December 31, 2000 and September 30, 2001, respectively         352,354                368,738
        Common stock subscriptions receivable                                             (656,251)                   (56)
        Stock options                                                                      152,341                152,341
        Additional paid-in capital                                                       6,213,690              8,750,437
        Accumulated deficit during development stage                                    (7,830,478)           (10,159,963)
                        Total stockholders' equity (deficit)                            (1,768,344)              (888,503)

                                                                                   $       174,069       $        171,439

See accountant's review report and notes to consolidated financial statements.


                          DataMEG Corp. and Subsidiary
                        (A Development Stage Enterprise)
                     Consolidated Statements of Operations


                                                   For the three      For the three
                                                   months ended       months ended
                                                   September 30,      September 30,
                                                       2000               2001
                                                   (unaudited)        (unaudited)


REVENUE                                          $            -       $           -

COST OF REVENUES                                              -                   -
        Gross Profit                                          -                   -

OPERATING EXPENSES:
        General and administrative                    2,464,235             433,697
        Research and development                        139,733             269,020
                Total operating expenses              2,603,968             702,717

        Loss from operations                         (2,603,968)           (702,717)

OTHER INCOME (EXPENSES):
        Interest income                                       -                   6
        Interest expense                                      -                (767)
        Loss on disposal of assets                            -              (1,058)
        Realized gains on sale of securities                  -                   -
                Total other income (expenses)                 -              (1,819)

NET LOSS BEFORE BENEFIT FOR
        INCOME TAXES                                 (2,603,968)           (704,536)

        Benefit for income taxes                              -                   -

NET LOSS                                          $  (2,603,968)     $     (704,536)

Net loss per common share
        (basic and diluted)                       $       (0.08)     $        (0.02)

Weighted average number of common
        shares outstanding                           31,502,681          36,195,602


See accountant's review report and notes to consolidated financial statements.




                          DataMEG Corp. and Subsidiary
                        (A Development Stage Enterprise)
                 Consolidated Statements of Operations (continued)


                                                    For the nine            For the nine          Cumulative
                                                    months ended            months ended         from inception
                                                    September 30,           September 30,      (January 13, 1999)
                                                        2000                    2001          to September 30, 2001
                                                    (unaudited)             (unaudited)            (unaudited)


REVENUE                                           $             -           $       -                       -

COST OF REVENUES                                                -                   -                       -
        Gross Profit                                            -                   -                       -

OPERATING EXPENSES:
        General and administrative                      3,072,742           1,871,382               9,039,590
        Research and development                          264,338             454,665               1,117,591
                Total operating expenses                3,337,080           2,326,047              10,157,181

        Loss from operations                          (3,337,080)          (2,326,047)            (10,157,181)

OTHER INCOME (EXPENSES):
        Interest income                                        -                  207                     207
        Interest expense                                       -               (2,587)                (10,461)
        Loss on disposal of assets                             -               (1,058)                 (1,058)
        Realized gains on sale of securities                   -                    -                   8,530
                Total other income (expenses)                  -               (3,438)                 (2,782)

NET LOSS BEFORE BENEFIT FOR
        INCOME TAXES                                  (3,337,080)          (2,329,485)            (10,159,963)

        Benefit for income taxes                               -                    -                       -

NET LOSS                                          $   (3,337,080)     $    (2,329,485)            (10,159,963)

Net loss per common share
        (basic and diluted)                       $        (0.11)     $         (0.07)                  (0.31)

Weighted average number of common
        shares outstanding                            31,474,942           32,217,192              32,452,691


See accountant's review report and notes to consolidated financial statements.


                          DataMEG Corp. and Subsidiary
                        (A Development Stage Enterprise)
                      Consolidated Statements of Cash Flows



                                                                        For the nine        For the nine         Cummulative
                                                                        months ended        months ended         from inception
                                                                        September 30,       September 30,    (January 13, 1999) to
                                                                            2000                2001           September 30, 2001
                                                                        (unaudited)         (unaudited)           (unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                        $  (3,337,080)   $   (2,329,485)    $     (10,159,963)
        Adjustments to reconcile net loss to net
                cash provided by (used in) operating activities:
                Depreciation                                                   16,152            19,573                49,910
                Stock issued, or to be issued, in lieu of
                        cash for professional services                      1,943,873         1,334,945             5,620,274
                Stock issued, or to be issued, in lieu of
                        compensation and reimbursement of
                        corporate expenses                                          -           606,358             1,491,781
                Stock options issued in lieu of cash for
                        professional services                                       -                 -               152,341
                Property and equipment given in lieu of
                        cash for professional services                              -            13,327                13,327
                Loss on disposal of property                                        -             1,058                 1,058
                Loss on acquisition fee                                             -            73,950                73,950
                Realized gains on sales of investments                              -                 -                (8,530)

                Changes in assets and liabilities
                        affecting operations:
                                Accounts receivable                            (5,000)                -                     -
                                Employee advances                                   -               267                     -
                                Prepaid expenses                               56,667                 -                     -
                                Due from stockholder and officer               25,700            25,700                     -
                                Accounts payable and accrued
                                        expenses                               24,913           316,226               984,696
                                Due to stockholders and officers              405,258           (31,794)               25,799
                                        Net cash provided by (used in)
                                                operating activities         (869,517)           30,125            (1,755,357)

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                                         -              (533)              (39,454)
        Payments for intangible assets                                              -           (15,519)             (127,213)
        Payments for security deposits                                              -            (1,250)              (12,486)
        Purchases of investments                                                    -                 -               (20,000)
        Sales of investments                                                        -                 -                28,530
                                        Net cash used in investing
                                                activities                          -           (17,302)             (170,623)

CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from loan from shareholder                                         -                 -                26,000
        Repayment of loan from shareholder                                          -                 -               (26,000)
        Repayment of capital lease obligations                                 (6,475)                -               (31,402)
        Net proceeds from issuance of stock                                   736,002             1,203             1,831,433
        Proceeds from issuance of debentures                                  139,990                 -               139,990
                                        Net cash provided by financing
                                                activities                    869,517             1,203             1,940,021

NET CHANGE IN CASH                                                                  -            14,026                14,041

CASH, BEGINNING OF PERIOD                                                       1,030                15                     -

CASH, END OF PERIOD                                                             1,030            14,041                14,041

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
                Financing of property and equipment
                        with capital lease                                     15,924                 -                42,540

                Issuance of stock in exchange for notes
                        receivable                                            726,250               667               656,918

                Issuance of stock in exchange for notes payable                     -                 -               114,990

                Stock issued as a reduction of the liability for
                        stock to be issued                                          -         1,195,598             1,195,598

                Stock issued in lieu of acquisition fee                             -            73,950                73,950

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:
                Interest paid                                           $           -    $            -     $           6,612



See accountant's review report and notes to consolidated financial statements.


                         DataMEG Corp. and Subsidiary
                       (A Development Stage Enterprise)
                  Notes to Consolidated Financial Statements
                         September 30, 2000 and 2001
                                 (unaudited)

A.      BASIS OF PRESENTATION AND ORGANIZATION

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date. These financial statements should be read in conjunction with the Company's audited financial statements and related notes included by the Registrant in the Annual Report on Form 10K filed with the SEC on April 17, 2001. The results of operations for the three months ended September 30, 2001 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire fiscal year ending December 31, 2001.

DataMEG Corp., formerly The Viola Group, Inc., a New York Corporation and its wholly-owned subsidiary, DataMEG Corporation (the "Company") is a development stage enterprise. The Company is a technology development enterprise focused on introducing to the marketplace a technology it has developed, which it has termed Communications Acceleration System (CAS). CAS is a high-speed data transmission processor that uses, primarily, Plain Old Telephone Service (POTS) as the communication medium to interface between the transmission source and the receiving entity.

In August 2000, the DataMEG Corporation (the "Subsidiary") consummated a share exchange with a public company, the Viola Group, Inc. that has since changed its name to DataMEG Corp. (the "Parent"). In the share exchange, the Subsidiary exchanged all of its outstanding shares for 90% of the issued and outstanding voting common stock of the Parent. As a result of the transaction, the pre-exchange stockholders of the Parent owned in the aggregate, 3,300,007 shares as of the date of the share exchange. The pre-exchange stockholders of the Subsidiary owned, as a result of the share exchange, 90% of the issued and outstanding common stock of the Parent, equaling approximately 29,700,627 shares as of the date of the share exchange. In addition, the Subsidiary was required to pay consulting fees totaling $250,000 to an officer of the Parent and assume tax liabilities totaling approximately $30,000. As a result of the merger, the Subsidiary became the operating company. These financial statements are those of the Subsidiary, with adjustments to reflect the changes in equity structure resulting from the share exchange. The company operates under the name of DataMEG Corp. and trades under the symbol DTMG on the OTC-BB.

On September 13, 2001 the Company created CAS Communications, Inc., a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. The Company will continue to own the intellectual property but the new entity will receive an exclusive license. CAS Communications will issue 6,666,666 shares to a minority owner and 20,000,000 Shares to the Company, which will represent 75% ownership of the new entity with the minority owner owning the remaining 25%, which will be reflected as minority interest. The Company intends to distribute on a pro- rata basis the 20,000,000 Shares to Company shareholders.

B.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The accompanying consolidated financial statements present the consolidation of the financial statements of DataMEG Corp., and its wholly owned subsidiary, DataMEG Corporation. Material inter- company transactions and balances have been eliminated in the consolidation.

Basis of accounting - The accounts of the Company are maintained on the accrual basis of accounting whereby revenue is recognized when earned, and costs and expenses are recognized when incurred.

Use of estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

Property and equipment - Property and equipment are stated at cost. Depreciation and amortization is determined using the straight-line method over estimated useful lives ranging from three to five years.

Intangible assets - Intangible assets consisted of costs incurred
related to a pending patent.   Patent costs will be amortized over
seventeen years using the straight-line method. For the three months ended September 30, 2000 and 2001, no amortization expense related to patents was recorded since the patent is still pending.

Advertising - Advertising costs are charged to operations as incurred. For the three months ended September 30, 2000 and 2001, no amounts related to advertising expense were charged to operations.

Software development costs - Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and readiness of general release. Costs incurred by the Company between the completion of technological feasibility and general release have been insignificant and have been charged to expense in the accompanying consolidated financial statements.

Fair value of financial instruments - The carrying value of financial instruments approximate fair value because of the relatively short maturity of these instruments.

Income Taxes - The Company, a C-corporation, accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating losses, start-up costs and the use of accelerated depreciation methods to calculate depreciation expense for income tax purposes.

Stock-based compensation - The Company follows guidance provided in SFAS No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the grant date. SFAS No. 123 permits companies to account for stock-based compensation based on provisions prescribed in SFAS No. 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has elected to account for its stock based compensation in accordance with APB 25, which uses the intrinsic value method, including the required disclosures under SFAS No. 123. The Company accounts for all other issuances of equity instruments in accordance with SFAS No. 123.

Net loss per common share - The Company reports basic and diluted earnings per share ("EPS") according to the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic EPS and, for companies with complex capital structures, diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income (loss) available to common stockholders, adjusted by any convertible preferred dividends; the after-tax amount of interest recognized in the period associated with any convertible debt; and any other changes in income or loss that would result from the assumed conversion of those potential common shares, by the weighted number of common shares and common share equivalents (unless their effect is anti- dilutive) outstanding.

Capital Structure - SFAS No. 129, "Disclosure of Information about Capital Structure," requires a summary presentation of the pertinent rights and privileges of the various securities outstanding. The Company's outstanding stock is completely comprised of voting common stock. There are no other rights or privileges to disclose.

Comprehensive Income - SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Entities that do not have items of other comprehensive income in any period presented are not required to report comprehensive income, accordingly the Company has not made any such disclosure in the statements presented herein.

Segment Information - SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for three months ending September, 2000 and 2001.

NEW ACCOUNTING PRONOUNCEMENTS:

Derivative Instruments and Hedging Activities -In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The FASB has recently issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities- Deferral of Effective Date of FASB Statement No. 133." The Statement defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.

Business Combinations - In June 2001, the FASB issued SFAS No. 141, "Business Combinations." It supersedes preexisting accounting and reporting standards for business combinations. It requires that all business combinations defined within the scope of the Statement are to be accounted for using only the purchase method as opposed to the pooling-of-interest method, a previously approved alternative for accounting and reporting business combinations. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 or for which the acquisition is July 1, 2001 or later.
Management has not concluded an acquisition since July 1, 2001 however these provisions would apply to any future acquisitions.

Goodwill and Other Intangible Assets - In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." It supersedes preexisting accounting and reporting standards for intangible assets. It requires that intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) that have indefinite useful lives should not be amortized on an annual basis but instead be annually tested for impairment. It also removes the constraint of an arbitrary ceiling of 40 years for the amortization of intangible assets with finite lives. Required disclosures include information about goodwill and intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement are to be reported as
resulting from a change in accounting principle.    Management has not
acquired goodwill or intangible assets after June 30, 2001 and intends to implement this Statement on January 1, 2002.

B.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

NEW ACCOUNTING PRONOUNCEMENTS (continued):

Asset Retirement Obligations - In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirements costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long- lived asset. The effective date of SFAS No. 143 is for fiscal years beginning after June 15, 2002. Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations as the Company does not possess any long-lived assets at September 30, 2001.

Impairment or Disposal of Long-Lived Assets - In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." It supersedes and amends preexisting accounting and reporting standards for the impairment or disposal of long-lived assets. This statement resolves implementation issues related to the impairment loss recognized by removing goodwill from its scope, gives additional guidance in measuring that loss, and establishes a "primary-asset" approach to determine the unit of accounting for a long-lived asset to be held and used. It also requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff, be considered held and used until disposed of. Furthermore, the statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. The effective date of SFAS No. 144 is for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years and the provisions are generally to be applied prospectively. Management believes that the adoption of this standard will not have a material effect on the Company's financial position or results of operations.

C.      DUE TO STOCKHOLDERS

As of September 30, 2001, the Company was indebted to officers and stockholders in the amount of $25,799 for loans to the Company and expenses incurred on behalf of the Company.

D.      COMMITMENTS AND CONTINGENCIES

Commitments

During 2000, the Company entered into an agreement with a consultant to provide certain services related to the possible sale of the Company. Pursuant to the agreement, the Company had issued 680,000 shares of common stock as compensation for services rendered. Pursuant to the agreement, if a sale of the Company were completed, the Company would be obligated to pay the consultant total compensation of up to 10% of the gross consideration received in a sale.

During October 2001, the Company entered into an agreement with a consultant to provide certain operations management services to the Company. This agreement guarantees monthly compensation in the amount of $16,667 for twelve months from October 1, 2001 and grants 300,000 stock options at a strike price of $0.24. Of the 300,000 stock options, 100,000 of these options vest on October 1, 2001, 100,000 options vest on January 1, 2002 and the remaining 100,000 options vest on February 1, 2002. If the consultant accepts an offer of employment from the Company, all then outstanding options will vest upon signing of an employment agreement.

Contingencies

During 1999, the Company entered into an agreement with a consultant for services rendered over the period October 1999 through June 2000. The agreement with the consultant may call for additional consideration totaling 4% of outstanding stock in warrants, contingent upon the consummation of the share exchange. The Company believes that no such additional compensation is due to the consultant under the terms of the agreement. No amount has been recorded related to the possible requirements to issue warrants.

On September 13, 2001 the Company signed a settlement agreement with an effective date of October 11, 2001, with a plaintiff whereby both the Company and the plaintiff would settle any litigation and create, CAS Communications, Inc., a new entity to be used for the licensing, distribution, and manufacture outsourcing of the Company's CAS technology. The Company will continue to own the intellectual property but the new entity will receive an exclusive license. The Company will own 75% of the new entity and the plaintiff will own the remaining 25%. As partial consideration, the plaintiff received warrants to purchase 2,000,000 of the Company's shares at an exercise price of $1.13 per share. Proceeds from the exercise of these granted warrants, if exercised, will flow into the Company over time in an effort to address its working capital requirements. As of the current date, management estimates that the amount of any liabilities, which may be associated with the warrants granted as part of the definitive agreement, are immaterial.

E.      NET LOSS PER COMMON SHARE

As required by SFAS No. 128, the following is a reconciliation of the basic and diluted EPS calculations for the periods presented:


                          For the three        For the three      For the nine      For the nine     Cumulative from
                          months ended         months ended       months ended      months ended        inception
                          September 30,        September 30,      September 30,     September 30,      (January 13,
                              2000                 2001               2000              2001             1999) to
                          (unaudited)          (unaudited)        (unaudited)       (unaudited)        September 30,

Net loss
(numerator)               $( 2,603,968)       $(   704,536)       $(3,337,080)      $( 2,329,485)      $(10,159,963)

Weighted
average Shares
(denominator)               31,502,681          36,195,602          31,474,942        32,217,192         32,452,691

Basic and diluted
net loss per share        $      (0.08)       $      (0.02)       $      (0.11)     $      (0.07)      $      (0.31)



As required by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, the above calculation of EPS is based on SFAS No. 128, "Earnings Per Share." Thus 229,192 options granted and outstanding as of September 30, 2001 are not included in the calculation of diluted EPS as their inclusion would be anti-dilutive.

F.      OPERATING LOSSES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial costs in implementing its action plan, as outlined in its business plan. In addition, the Company used substantial amounts of working capital in funding these costs. At September 30, 2001, current liabilities exceed current assets by $1,032,592. In view of these matters, the ability of the Company to continue as a going concern is dependent upon the Company's ability to achieve its business objectives and the success of its future operations. Management believes that it can best address its short term business goals with a three step approach: 1) Pursue final development of the CAS prototype to enable final chip production, 2) rigorously control expenses, and 3) improve working capital through efforts to access both private and public sources of funding.

G.    SUBSEQUENT EVENTS

In August 23, 2001 the Company announced the signing of a letter of intent ("LOI") to acquire Net Connection Corp. The terms of the transaction, subject to completion of a definitive agreement and normal due diligence, provided for DataMEG Corp. to purchase the firm with an exchange of stock, with DataMEG Corp. obtaining 100% of the assets of the privately owned firm. Net Connection Corp. is a high-speed telecommunications system integrator, supplying services such as ISDN and DSL to government offices. To date, the LOI has expired and the companies have been unable to move beyond the LOI and to the signing of a definitive agreement. DataMEG's management has therefore delayed ongoing discussions with Net Connection Corp. in order to dedicate its resources towards the completion of its announced acquisition of North Electric Company, Inc. and other nearer term needs.

On October 10, 2001 the Company announced the execution of a term sheet that calls for the acquisition of North Electric Company, Inc. of Raleigh, North Carolina. North Electric Company, Inc. is a communications networking solutions company located in North Carolina's Research Triangle. North Electric Company's mission is to develop software technologies and products that integrate and leverage the recent proliferation of next generation networking technologies within the communications industry. This group will focus on bringing products to the telecommunications sector that serve to address specific industry needs and will partner or collaborate as appropriate to leverage or maximize the value proposition implicit in these products.

In November 2001, the Company plans to issue a registration statement to include the 2,000,000 warrants as part of the settlement of the litigation discussed in Note D, an undetermined number of shares which are covered under future option agreements with consultants, an undetermined number of shares which will be part of any definitive agreement with North Electric Company, an undetermined number of shares which will be used to obtain an equity line of credit which will be used to meet near term cash flows, and an undetermined number of shares which will be used to meet the needs of future investors.


DATAMEG CORP. PART II

Item 14.        Other Expenses of Issuance and Distribution.

        Filing fee under the Securities Act of 1933     $1,268.50
        Legal Fees(1)                                   $40,000.00
        Auditing Fees(1)                                $ 8,000.00
        Miscellaneous(1)                                $ 731.50
                                                        --------
        TOTAL                                           $50,000
                                                        ========


(1)     Estimates

Item 15.        Indemnification of Directors and Officers.

        Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of New York, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of DataMEG where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 16.        Exhibits

 5.1 Opinion of Law Office of James G. Dodrill II, PA. as to legality of securities being registered


23.x    Consents of Experts and Counsel

        23.1    Consent of Hoffman, Fitzgerald & Snyder, P.C.
        23.2 Consent of Law Office of James G. Dodrill II, PA, included in Exhibit 5.1 hereto

99.01   Accountants' Acknowledgment


        All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.


Item 17.        Undertakings.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii)  To reflect in the prospectus any facts
                        or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any additional or changed material information on the plan of distribution.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina on January 2, 2002.

                DATAMEG CORP.

    By:     /s/ Andrew Benson
                -----------------
                Andrew Benson
                President and Sole Director


        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 2, 2002.


    By:     /s/ Andrew Benson
                -----------------
                Andrew Benson
                President and Sole Director